UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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AVISTA CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Proxy Statement and Notice of

May 12, 2016

Annual Meeting of Shareholders

Important Voting Information

Brokerage firms, banks and other nominees generally have the authority to vote their customers’ shares when their customers do not provide voting instructions. However, with respect to certain specified matters, when such an entity does not receive instructions from its customers, shares cannot be voted on those matters. This is called a “broker non-vote.” Matters on which organizations that are members of the New York Stock Exchange (the “NYSE”) may not vote without instructions include the election of directors, matters relating to executive compensation and matters relating to certain corporate governance issues. For Avista Corporation (“Avista,” or the “Company”), this means that NYSE member organizations may not vote shares on Proposals 1, 2 and 4 if you have not given instructions on how to vote. Please be sure to give specific voting instructions so that your shares can be voted.

Your Participation in Voting the Shares You Own is Important

Your vote is important. Whether or not you plan to attend the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) in person, we urge you to vote and submit your proxy by mail, telephone, or through the Internet as promptly as possible. If you are submitting your proxy by mail, you should complete, sign, and date your proxy card, and return it in the envelope provided. If you plan to vote by telephone or through the Internet, voting instructions are printed on your proxy card and/or proxy notice. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares.

More Information is available

If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. The Securities and Exchange Commission (the “SEC”) also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a shareholder. Additionally, you may contact our Investor Relations Department at (509) 495-4203.

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

VIA THE INTERNET Go to the website address shown on your proxy card and vote via the Internet	BY MAIL Mark, sign, date and return the enclosed proxy card in the postage-paid envelope

BY TELEPHONE Use the toll-free number shown on your proxy card	IN PERSON Attend the Annual Meeting in Spokane, Washington

March 31, 2016

Dear Fellow Shareholder:

You are invited to attend Avista’s 2016 Annual Meeting at 8:15 a.m. PDT on Thursday, May 12, 2016, at the Avista headquarters, 1411 East Mission Avenue, Spokane, Washington. We welcome you either in person or you can listen to the meeting via webcast at www.avistacorp.com.

The Annual Meeting is my opportunity to speak directly with you to share information about our Company’s performance last year and what is on the horizon. The future of our industry is being shaped by forces both outside our Company, as well as by the innovative and dedicated employees who work for Avista. I look forward to sharing with you our plans for tomorrow, and how we are making it happen today for our customers, our communities and our shareholders.

In addition, at the Annual Meeting we will elect the Board of Directors of the Company (the “Board”) and vote on other matters described in this Proxy Statement.

The Proxy Statement accompanies the 2015 Annual Report to Shareholders (the “Annual Report”), titled “Bringing Energy to Life.” This report contains more information about our Company’s performance and Avista’s audited financial statements, as well as management’s discussion and analysis of the results of our operations and financial condition.

We look forward to seeing you on May 12, 2016. Thank you for your continued interest in and support of Avista.

Sincerely,

Scott L. Morris

Chairman of the Board,

President & Chief Executive Officer

1411 E. Mission Ave.

Spokane, Washington 99202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Avista will be held at the Company’s main office building auditorium on Thursday, May 12, 2016 at 8:15 a.m. Pacific Time. The purposes of the meeting are:

1)	to elect ten directors identified in the accompanying proxy statement to serve until the 2017 Annual Meeting of Shareholders;
2)	to amend the Company’s Restated Articles of Incorporation (the “Articles”) to reduce certain shareholder approval requirements;
3)	to ratify the appointment of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) as the Company’s independent registered public accounting firm for 2016;
4)	to hold an advisory (non-binding) vote on executive compensation;
5)	if presented, consideration of a shareholder proposal to request the Board to take the steps necessary to amend the Articles and Bylaws to reduce certain shareholder approval requirements. The Board recommends a vote “AGAINST” this proposal;
6)	to transact such other business that may come before the meeting or any adjournment or postponement thereof.

If you are a holder of record of common stock at the close of business on March 11, 2016, the record date, then you are entitled to receive notice of, and to vote at, the Annual Meeting.

All shareholders are cordially invited to attend the meeting in person. Shareholders who cannot be present at the meeting are urged to vote and submit their proxy by mail, telephone, or through the Internet as promptly as possible. Please sign and date the proxy card and return it promptly or cast your vote via telephone or through the Internet in accordance with the instructions on the proxy card and/or proxy notice.

By Order of the Board,

Karen S. Feltes

Senior Vice President & Corporate Secretary

Spokane, Washington

March 31, 2016

THIS PROXY STATEMENT AND THE 2015 ANNUAL REPORT ARE AVAILABLE ON THE

INTERNET AT HTTP://PROXYVOTE.COM

If you require special accommodations at the Annual Meeting due to a disability, please call our

Investor Relations Department at (509) 495-4203 by April 8, 2016.

Governance Highlights

Our Company is committed to maintaining the highest standards of corporate governance. Strong corporate governance practices help us achieve our performance goals and maintain the trust and confidence of our investors, employees, customers, regulatory agencies and other stakeholders. Our corporate governance practices are described in more detail starting on page 18 and in our Governance Guidelines, which can be found in the Investors section of our website.

Director Independence

•   Nine of the Company’s ten director nominees are independent.

•   The Chief Executive Officer (“CEO”) is the only non-independent director.

•   During 2015, all of the Board Committees (except the Executive Committee) were composed exclusively of independent directors.

•   The average tenure of independent directors is ten years and their average age is 59.

Board Leadership

•   The Company has an independent lead director (“Lead Director”), selected by the Board.

•   The Lead Director serves as liaison between management and the other independent directors. The Lead Director’s specific duties are set forth on page 19.

•   The positions of Chairman of the Board (“Chairman”) and CEO are not separated.

Executive Sessions	• The independent directors regularly meet in executive sessions without management. • The Lead Director presides at executive sessions.

Board Oversight of Risk Management

•   The Board reviews Avista’s systematic approach to identifying and assessing risks faced by the Company and our business units.

•   The Board and its Committees consider enterprise risk in connection with emerging trends or developments and the evaluation of capital investments and business opportunities.

Stock Ownership Requirements

•   Independent directors are expected to achieve a minimum investment of five times the minimum equity portion of their retainer in Company common stock within five years of becoming Board members and are expected to retain at least that level of investment during their tenure.

•   The stock ownership policy for the Company’s executive officers requires said officers to own shares and achieve set ownership levels based on a formula designated as a multiple of salary within a target timeframe of five years from their employment date or date of promotion, as described within the program guidelines. The specific ownership requirements are as follows:

•   Chief Executive Officer—5 times salary

•   Senior Vice Presidents—2.5 times salary

•   Vice Presidents—1 times salary

• Directors and all officers are prohibited from engaging in short-sales, pledging, or hedging the economic interest in their Company shares.

Board Practices

•   The Board regularly assesses its performance through Board and Committee evaluations.

•   Continuing director education is provided during regular Board and Committee meetings and through attendance at outside meetings.

•   Directors may not stand for election after age 72.

•   The Corporate Governance/Nominating Committee (“Governance Committee”) leads the full Board in considering Board competencies and refreshment in light of Company strategy.

Accountability	• All directors stand for election annually. • In uncontested elections, directors must be elected by a majority of votes cast.

Compensation Highlights

In 2015, our CEO and the Board established performance goals for the Company and aligned the short-term and long-term incentive plans with those goals. A key element of these plans is that they allow us to focus on maintaining an attractive financial profile while creating long-term value for shareholders and customers.

As shown below, 2015 consolidated earnings per share (“EPS”) were between threshold and target. Cost per customer and other operational goals exceeded the target or were met. This produced a short-term incentive payout of 88% of target. Return on equity (“ROE”) exceeded the target established for our CEO’s performance-based restricted stock units (“RSUs”), allowing a portion of his RSUs to vest. Finally, our three-year total shareholder return (“TSR”), determined on the basis of total appreciation for the period 2013-2015 with all dividends reinvested, achieved the 73rd percentile TSR relative to the Standard & Poor’s (“S&P”) 400 Utilities Index, resulting in a payment of 130% of targeted performance share awards granted for that period.

2015 Executive Compensation Highlights

•	The compensation earned by our Named Executive Officers (“NEOs”) in 2015 reflects our corporate performance for the fiscal year;

•

The Compensation and Organization Committee (“Compensation Committee”) approved base salary adjustments ranging from 2.5% to 5.0% for our NEOs based on market comparisons, its assessment of individual performance and other factors as discussed in more detail in the Compensation Discussion and Analysis (“CD&A”) starting on page 36;

•

Our 2015 consolidated EPS performance was between threshold and target resulting in an annual cash incentive payment of 88% of target, which was 88% of base salary for our CEO and 53% of base salary for our other NEOs;

•	For our CEO, our ROE exceeded the target and, therefore, one-third of his RSUs granted in 2013, 2014 and 2015 and the associated dividend equivalents vested and were paid;

•

Our NEOs other than our CEO received one-third of their RSUs granted in 2013, 2014 and 2015, along with the associated dividend equivalents. The RSUs are time-based, and one-third vest each year over a three-year period; and

•

The Company’s relative TSR over the three-year performance period was above target performance resulting in a 130% of target payout, and our NEOs earned a payment with respect to their 2013-2015 performance share award and the associated dividend equivalents.

AVISTA CORPORATION

1411 East Mission Avenue

Spokane, Washington 99202

PROXY STATEMENT

FOR THE ANNUAL MEETING

TO BE HELD ON MAY 12, 2016

ABOUT THE ANNUAL MEETING

Why am I receiving these materials and who is soliciting my vote?

The Board is soliciting your vote in connection with the Annual Meeting or at any adjournment or postponement thereof. The Company intends to mail this Proxy Statement and accompanying proxy card to shareholders on or about March 31, 2016.

What is the purpose of the Annual Meeting?

The meeting will be the Company’s regular Annual Meeting. You will be voting on the following matters at the Annual Meeting:

1)	Election of ten directors.

2)	Amendment of the Company’s Articles to reduce certain shareholder approval requirements.

3)	Ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for 2016.

4)	Advisory (non-binding) vote on executive compensation.

5)	Shareholder Proposal.

6)	Transaction of other business that may come before the meeting or any adjournment or postponement thereof.

How does the Board recommend I vote?

The Board recommends a vote:

1)	For the election of ten directors.

2)	For the amendment of the Company’s Articles to reduce certain shareholder approval requirements.

3)	For ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for 2016.

4)	For the advisory (non-binding) vote on executive compensation.

5)	Against the shareholder proposal.

Who is entitled to vote at the Annual Meeting?

The Company’s common stock is the only class of securities with general voting rights. The Board has set March 11, 2016 as the record date for the Annual Meeting (the “Record Date”). Only shareholders who own common stock at the close of business on the Record Date may attend and vote at the Annual Meeting.

What are the voting rights of holders of common stock?

Each share of common stock is entitled to one vote. There is no cumulative voting. At the close of business on the Record Date,                     shares of common stock were outstanding and entitled to vote.

How many shares must be present to hold the Annual Meeting?

Under Washington law, action may be taken on matters submitted to shareholders only if a quorum is present. The presence at the meeting in person or represented by proxy of holders of a majority of the shares of common stock outstanding as of the Record Date will constitute a quorum. Shares represented by proxy are deemed present for quorum purposes even if abstention is instructed or if no instructions are given. Subject to certain statutory exceptions, once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting.

How do I vote shares registered in my name?

If you hold shares that were registered in your name on the Record Date, then you, as the registered holder of those shares, may vote those shares:

•	by completing, dating and signing your proxy card and returning it to the Company by mail in the envelope provided (or bringing it with you to the Annual Meeting);

•	by telephone or through the Internet, following the instructions on your proxy card; or

•	by attending the Annual Meeting and voting in person.

How do I vote shares held through a broker, bank or other nominee?

If you are the beneficial owner of shares held through a broker, bank or other nominee, then you are not a record holder of these shares and may vote them only by instructing the registered holder how to vote them.

You should follow the voting instructions given to you by the broker, bank or other nominee that holds your shares. Generally, you will be able to give your voting instructions by mail, by telephone or through the Internet.

The Company’s common stock is listed on the NYSE. Under NYSE rules, brokerage firms, banks and other nominees that are members of the NYSE generally have the authority to vote shares when their customers do not give voting instructions. However, NYSE rules prohibit member organizations from voting on certain types of matters without specific instructions from the beneficial owners—if a beneficial owner does not give instructions on such a matter, the member organization cannot vote on that matter. This is called a “broker non-vote.” Matters on which NYSE member organizations may not vote without instructions include the election of directors, matters relating to executive compensation and matters relating to certain corporate governance issues. For Avista, this means that NYSE member organizations may not vote on Proposals 1, 2 and 4 unless you have given instructions on how to vote. Please be sure to give specific voting instructions so that your shares can be voted.

How do I vote shares held through an employee plan?

If you are the beneficial owner of shares through participation in the Company’s 401(k) plan, then you are not the record holder of these shares and may vote them only by instructing the plan trustee or agent how to vote them.

You should follow the voting instructions given to you by the trustee or agent for the 401(k) plan. Generally, you will be able to give your voting instructions by mail, by telephone or through the Internet.

How can I revoke my proxy or change my vote after returning my proxy card or giving voting instructions?

If you were a registered holder as of the Record Date and returned a proxy card, you may revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by giving written notice to the Corporate Secretary of the Company. You may also change your vote by timely delivering a later-dated proxy or a later-dated vote by telephone or through the Internet or by voting in person at the Annual Meeting.

If you were not a registered holder as of the Record Date and wish to change or revoke your voting instructions, you should follow the instructions given to you by your broker, bank or other registered holder.

How many votes are required to elect directors and approve the other proposals?

Proposal 1—election of directors. A nominee will be elected if the number of votes cast “for” exceeds the number of votes cast “against.” Brokers may not vote on this proposal without instructions from the beneficial owner. Abstentions or broker non-votes with respect to any shares will have no effect on the election of that director since those shares will not be voted at all. If you are the registered holder of the shares and sign but give no instructions on the proxy card with respect to this proposal, the shares represented by that proxy card will be voted for each of the nominees. Shareholders may not cumulate votes in the election of directors. If an incumbent director does not receive a majority of votes cast with respect to his/her re-election in an uncontested election, he/she would continue to serve a term that would terminate on the date that is the earliest of: (i) the date of the commencement of the term of a new director selected by the Board to fill the office held by such director, (ii) the effective date of the resignation of such director, or (iii) December 31, 2016.

Proposal 2—the proposal for amending the Articles to reduce certain shareholder approval requirements will be approved upon the affirmative vote of the holders of 80% of the total number of shares of common stock outstanding. Brokers may not vote on this proposal without instructions from the beneficial owner. Abstentions or broker non-votes with respect to any shares will have the same impact as a negative vote on the outcome of Proposal 2 since those shares will not be voted “for.” If you are the registered holder of the shares and sign but give no instructions on the proxy card with respect to this proposal, the shares represented by that proxy card will be voted for this proposal.

Proposal 3—the proposal for ratifying the appointment of the firm of Deloitte as the independent registered public accounting firm of the Company for 2016, will be approved if the number of votes cast “for” exceeds the number of votes cast “against.” Brokers may vote on this proposal without instructions from the beneficial owner. Abstentions with respect to any shares will have no impact on the outcome of this proposal since those shares will not be voted at all. If you are the registered holder of the shares and sign but give no instructions on the proxy card with respect to this proposal, the shares represented by that proxy card will be voted for this proposal.

Proposal 4—the advisory (non-binding) vote on executive compensation will be approved if the number of votes cast “for” exceeds the number of votes cast “against.” Brokers may not vote on this proposal without instructions from the beneficial owner. Abstentions and broker non-votes with respect to any shares will have no impact on the outcome of Proposal 4 since those shares will not be voted at all. If you are the registered holder of the shares and sign but give no instructions on the proxy card with respect to this proposal, the shares represented by that proxy card will be voted for this proposal.

Proposal 5—the shareholder proposal, if presented, will be approved if the number of votes cast “for” exceeds the number of votes cast “against.” Brokers may vote on this proposal without instructions from the beneficial owner. Abstentions with respect to any shares will have no impact on the outcome of this proposal since those shares will not be voted at all. If you are the registered holder of the shares and sign but give no instructions on the proxy card with respect to this proposal, the shares represented by that proxy card will be voted for this proposal.

Who pays for the proxy solicitation and how will the Company solicit votes?

The expense of soliciting proxies will be borne by the Company. Proxies will be solicited by the Company primarily by mail, but may also be solicited personally and by telephone at nominal expense to the Company by directors, officers, and regular employees of the Company. In addition, the Company has engaged D.F. King & Co., Inc. at a cost of $10,000 plus out-of-pocket expenses, to solicit proxies in the same manner. The Company will also request banks, brokerage houses, custodians, nominees, and other record holders of the Company’s common stock to forward copies of the proxy soliciting material and the Company’s 2015 Annual Report to the beneficial owners of such stock, and the Company will reimburse such record holders for their expenses in connection therewith.

Who can I contact if I have questions or need assistance in voting my shares?

If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. The SEC also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a shareholder. Additionally, you may contact our Investor Relations Department at (509) 495-4203.

PROPOSAL 1—ELECTION OF DIRECTORS

What are you voting on?  Shareholders are being asked to elect ten director nominees for a one-year term. This section includes information about the Board and each director nominee.

Voting Recommendation:    The Board unanimously recommends a vote FOR each of the ten nominees for director and urges beneficial owners, if they are not the record holders, to instruct their brokers or other nominees to vote for Proposal 1.

Information With Respect to Director Nominees

The Board is elected by the shareholders to oversee their interest in the long-term health and overall success of the Company’s business and its financial strength. Our directors have diverse backgrounds and experience and represent a broad spectrum of viewpoints.

The Board has a robust and effective director nomination and evaluation process in place. The Board has delegated to the Governance Committee the responsibility for reviewing and recommending to the Board nominees for director. The Governance Committee annually reviews with the Board the composition of the Board as a whole and recommends, if necessary, steps to be taken so that the Board reflects the appropriate balance of knowledge, experience, competencies, expertise and diversity, all in the context of an assessment of the needs of the Board and the Company at the time. In evaluating a director candidate, the Governance Committee considers the knowledge, experience, integrity, business acumen and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies that the Board desires to have represented; independence and willingness of each candidate to consider strategic proposals; and any other criteria established by the Board, as well as any core competencies or technical expertise necessary to staff Board Committees. Directors must be able to commit the requisite time for preparation and attendance at regularly scheduled Board and Committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance is practiced. The Board does not have a diversity policy, but does include diversity as one of the criteria it considers when evaluating any candidate for the Board. The Board takes into account diversity of experience, skills and background, as well as diversity in race, gender, and culture when considering individual candidates.

The Board believes that it must continue to refresh itself. During the last ten years, there has been turnover of six members of the Board as a result of retirements and departures of Board members due to professional and personal commitments. There has also been (1) an expansion of qualifications and diversity represented on the Board; (2) the creation of a Lead Director position; and (3) a rotation of four of five Board Committee Chairs. The average tenure of the independent directors of the Board as of December 31, 2015 is 10 years and the average age is 59. The Board consists of directors with a range of experience at policy-making levels in business, government and other areas that are relevant to the Company’s activities.

The Governance Committee identifies nominees by first evaluating the current members of the Board. Current members of the Board with competencies and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service, or if the Governance Committee decides not to nominate a member for re-election, the Committee then identifies the desired qualifications, competencies, expertise, abilities and experience of a new nominee in light of the criteria set forth above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Governance Committee may also consider candidates recommended by management, employees or others. The Governance Committee may also, at its discretion, engage executive search firms to identify qualified individuals.

The Governance Committee will consider written recommendations for candidates for the Board that are made by shareholders. Recommendations must include detailed biographical material indicating the qualifications of the candidate for the Board, and must include a written statement from the candidate of willingness and availability to serve. The Governance Committee will consider any candidate recommended in good faith by a shareholder. In evaluating director nominees, the Governance Committee considers the following, among other criteria:

•	the appropriate size of the Board;

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the qualifications, knowledge, competencies, abilities and executive leadership experience of nominees, as well as work experience at the executive leadership level in his/her field of expertise;

•	familiarity with the energy/utility industry;

•	recognition by other leaders as a person of integrity and outstanding professional competence with a proven record of accomplishments;

•	experience in the regulatory arena;

•	knowledge of the business of, and/or facilities for, the generation, purchase, transmission and/or distribution of electric energy and/or the purchase, storage and/or distribution of natural gas;

•	attributes that would enhance the diversity and perspective of the Board; and

•	knowledge of the customers, community, and employee base.

While candidates for director are usually nominated by the Board (after consideration and recommendation by the Governance Committee, as discussed above), shareholders may directly nominate candidates for election as directors. In order to do so, shareholders must follow the procedures set forth in the Company’s Bylaws, referred to under “2017 Annual Meeting,” on page 81. The Chair of the meeting may refuse to acknowledge any nomination not made in compliance with the Bylaws.

Nominees

Ten directors are to be elected to hold office for a one-year term, and/or until a qualified successor is elected. The Company’s Restated Articles of Incorporation provide for up to 11 directors and the Bylaws currently provide that the number of directors will be fixed from time to time by resolution of the Board, not to exceed 11. The Board has fixed the number at ten.

Upon recommendation from the Governance Committee, the Board has nominated Erik J. Anderson, Kristianne Blake, Donald C. Burke, John F. Kelly, Rebecca A. Klein, Scott L. Morris, Marc F. Racicot, Heidi B. Stanley, R. John Taylor and Janet D. Widmann to be re-elected as directors for a one-year term to expire at the Annual Meeting in 2017 or until their successors shall have been elected. The nominees have consented to serve as directors, and the Board has no reason to believe that any nominee will be unable to serve. If a nominee should become unavailable, your shares will be voted for a Board-approved substitute. The Board has concluded that all nominees, with the exception of Mr. Morris, are independent and that all nominees should serve as directors of the Company in light of the Company’s business and structure.

Included in each nominee’s biography below is an assessment of the specific qualifications, competencies, attributes and experience of such nominee based on the qualifications described above.

All director nominees exhibit:

• High Integrity • A Proven Record of Success • Strong Business Judgment • Knowledge of Corporate Governance Requirements and Practices • A Commitment to Sustainability	• Innovative Thinking • Leadership Experience • Knowledge of Financial Services • A Commitment to the Long-Term Interests of Our Shareholders

Our director nominees bring a balance of relevant skills to the boardroom as well as an effective mix of diversity and experience. The following graph shows the number of directors who have the listed competencies:

ERIK J. ANDERSON

Director since 2000

Mr. Anderson, age 57, has been President of WestRiver Management, LLC since 2002. WestRiver is a private investment company that provides integrated capital solutions for the global innovation economy. He is Executive Chairman of TopGolf, Inc. an entertainment company and Clario Medical, Inc., a SAAS based radiology process management company. Mr. Anderson is the founder of America’s Foundation for Chess, which serves 150,000 children in the United States with its First Move curriculum. From 1998 to 2002, Mr. Anderson was CEO of Matthew G Norton Co., a private investment company. In addition, his experience includes tenures at the private equity firm of Frazier & Company, LP, and as Vice President at Goldman, Sachs & Co. He has extensive experience with finance matters including mergers and acquisitions, securities and debt offerings, and risk analysis. He holds a master’s and bachelor’s degree in Industrial Engineering from Stanford University and a bachelor’s degree (Cum Laude) in Management Engineering from Claremont McKenna College.

KRISTIANNE BLAKE

Director since 2000

Ms. Blake, age 62, has been president of the accounting firm of Kristianne Gates Blake, P.S., since 1987. Ms. Blake has an extensive background in public accounting. She was a Certified Public Accountant for 32 years and she worked for 12 years for an international accounting firm. She has served for 20 years on various boards of public companies and registered investment companies including service as a board chair, audit committee chair and governance committee member. Ms. Blake is currently serving as board chair for the Russell Investment Company and the Russell Investment Funds. She previously served on the boards of the Principal Funds, Inc., the Principal Variable Contracts Funds, Inc., and Laird Norton Wealth Management. Ms. Blake currently serves as a Regent at the University of Washington. She has extensive involvement in the Spokane community, having served on many non-profit and economic development boards.

DONALD C. BURKE, CPA

Director since 2011

Mr. Burke, age 55, currently serves as an independent director for the Duff & Phelps Closed-End Funds Complex. Prior to this role, Mr. Burke served as an independent trustee to approximately 100 registered mutual funds for the Goldman Sachs mutual fund complex. In addition, from 2006 to 2010, Mr. Burke served as a trustee for numerous global funds that were advised by BlackRock, Inc. From 2006 to 2009, he was a managing director of BlackRock and served as the president and CEO of the BlackRock U.S. mutual funds. In this role, Mr. Burke was responsible for all of the accounting, tax and regulatory reporting requirements for over 300 open and closed-end mutual funds. Mr. Burke joined BlackRock in connection with the merger with Merrill Lynch Investment Managers (“MLIM”), taking a lead role in the integration of the two firms’ operating infrastructures. While at MLIM, Mr. Burke was the Head of Global Operations and Client Services and also served as the Treasurer and Chief Financial Officer (“CFO”) of the MLIM mutual funds. He started his career with Deloitte & Touche LLP (formerly Deloitte Haskins & Sells). Mr. Burke is a certified public accountant and received a Bachelor of Science degree in Accounting and Economics from the University of Delaware and a Master of Business Administration in Taxation from Pace University. Mr. Burke has held a number of leadership roles throughout his career including leading a global operations organization with employees located across four continents. He brings significant financial experience to the board from his years in public accounting and his role as the treasurer and CFO of numerous mutual funds. Mr. Burke is the designated Audit Committee Financial Expert of the Board. He has extensive board experience, having served on the audit, compliance, governance & nominating, and contract review committees of various boards. He also serves on a number of nonprofit boards.

JOHN F. KELLY

Director since 1997

Lead Director

Mr. Kelly, age 71, has over 35 years of business experience in the airline industry, serving in numerous management capacities, including roles as chair, CEO and president. He also brings experience in marketing, sales, corporate governance, compensation, mergers and acquisitions, consulting, and human resources. He is currently the president & CEO of John F. Kelly & Associates, a consulting company he founded in 2004, that is located in Winter Park, Florida. Mr. Kelly is a retired chair, president and CEO of Alaska Air Group, where he also served as a Board member from 1989 to May 2003. He was chair of Alaska Airlines from 1995 to February 2003, CEO from 1995 to 2002, and president from 1995 to 1999. He served as chair of Horizon Air from February 1991 to November 1994, and from February 1995 until May 2003. Mr. Kelly has a BA in Business from the University of Puget Sound, and in 1993 he received the awards of Distinguished Friend and Distinguished Alumnus of the School of Business and Administration, the first time the two awards had been presented to one individual. He has over 45 years of business experience and has been a board member and chair of numerous boards and committees (both profit and non-profit organizations). Mr. Kelly served on the Governor of Washington’s Blue Ribbon Commission on Transportation, as well as on the Governor’s Competitiveness Council. He is a former board member of the Dream Foundation and Ecova, Inc. He has been very involved in the Seattle, Washington business and cultural communities including chairing the Washington Roundtable and other nonprofit boards.

REBECCA A. KLEIN

Director since 2010

Ms. Klein, age 50, is Principal of Klein Energy, LLC, an energy consulting company based in Austin, Texas. Over the last 25 years she has worked in Washington, DC and in Texas in the energy, telecommunications and national security arenas. Ms. Klein’s professional experience also includes service with KPMG Consulting (now Deloitte) where she headed the development of the company’s Office of Government Affairs and Industry Relations in Washington, DC. She also served as a Senior Fellow with Georgetown University’s McDonough School of Business. She has served as chair of the board of the Lower Colorado River Authority, a public power utility owning generation, transmission, and water services across the central Texas area. In addition, she sits on the board of GroupNIRE, a company focused on developing energy resources from early stage technologies to commercial deployment, and on the board of PowerFin Partners which invests in and develops solar projects. Ms. Klein earned a Juris Doctor from St. Mary’s University School of Law in San Antonio, Texas. She also holds a Master of Arts in National Security Studies from Georgetown University and a Bachelor of Arts in Human Biology from Stanford University. She is a member of the State Bar of Texas. She has served as a commissioner with the Texas Public Utilities Commission and subsequently as its chair. Her areas of legal expertise include energy and telecommunications.

SCOTT L. MORRIS

Director since 2007

Mr. Morris, age 58, has been Chairman, President and CEO of the Company since January 2008. From May 2006 to December 2007, he served as the Company’s President and Chief Operating Officer (“COO”). Mr. Morris also serves as chair of the Company’s subsidiaries, including having served as chair of the Ecova board until its sale on June 30, 2014. Mr. Morris has been with the Company since 1981 and his experience includes management positions in construction and customer service and general manager of the Company’s Oregon and California utility business. He was elected as a vice president in November 2000 and in February 2002 he was elected as a senior vice president. He is a graduate of Gonzaga University and received his master’s degree from Gonzaga University in organizational leadership. He also attended the Stanford Business School Financial Management Program and the Kidder Peabody School of Financial Management. Mr. Morris serves on the boards of the Washington Roundtable, Greater Spokane Incorporated, Gonzaga University, Edison Electric Institute, American Gas Association, and the Federal Reserve Bank of San Francisco. He has served on a number of Spokane non-profit and economic development Boards. Mr. Morris has extensive utility experience having spent his entire career in the industry. He brings to the Board a deep knowledge and understanding of the Company and its subsidiaries, having served in a number of management capacities throughout the Company, including President of Utility Operations, managing the Company’s Oregon and California gas operations, customer service, and construction areas and CEO of the Company’s subsidiary, Ecova. He is the only officer of the Company to sit on the Avista Board and was the only officer of the Company to sit on the Ecova board prior to its sale in June 2014. He has experience leading a number of economic development and business association boards.

MARC F. RACICOT

Director since 2009

Mr. Racicot, age 67, served as president and CEO of the American Insurance Association from August, 2005 to February, 2009. Prior to that, he was a partner at the law firm of Bracewell & Giuliani, LLP from 2001 to 2005. He is a former governor (1993 to 2001) and attorney general (1989 to 1993) of the state of Montana. Mr. Racicot was nominated by President Bush and unanimously elected to serve as the chair of the Republican National Committee from 2002 to 2003 prior to assuming the position of chair of the Bush/Cheney Re-election Committee from 2003 to 2004. He previously served as a director for Siebel Systems, Allied Capital Corporation, Burlington Northern Santa Fe Corporation, and The Washington Companies, and presently serves as a director for Weyerhaeuser Company and Massachusetts Mutual Life Insurance Company. In addition, throughout his career, Mr. Racicot has strongly committed himself to children, education and community issues. He was appointed to the board of The Corporation for National and Community Service by President Clinton and has also served on the boards of Carroll College, Jobs for America’s Graduates and United Way in Helena, Montana. Mr. Racicot is also a past chair of America’s Promise. Mr. Racicot has served in a number of elected offices in the state of Montana including that of Governor. He has also had a number of political appointments on both the state and federal level where he was involved in policy development. He brings extensive legal and regulatory experience from his military and prosecutorial service, as well as from private legal practice and his elected office as Attorney

General of Montana. During his tenure as Governor of Montana, as well as during his time in private practice, he was extensively involved in natural resource, environmental, permitting and energy issues affecting Montana and the nation. Mr. Racicot has served on a number of public company boards and chairs a board committee.

HEIDI B. STANLEY

Director since 2006

Ms. Stanley, age 59, is co-owner and chair of Empire Bolt & Screw, Inc., a privately-held international distribution company headquartered in Spokane, Washington. Prior to this, Ms. Stanley had 24 years of experience in the banking industry. She served as CEO and chair of Sterling Savings Bank from January 2009 to October 2009. From January 2008 to December 2008, she served as director, vice chair, president & CEO. From October 2003 to December 2007, she served as director, vice chair and COO. Prior to this, she held a variety of leadership positions with increasingly higher levels of managerial responsibility. Ms. Stanley also served as director of Sterling’s Subsidiary Company—INTERVEST Mortgage Investment Company. Prior to joining Sterling in 1985, Ms. Stanley worked for IBM in San Francisco, California and Tucson, Arizona. Ms. Stanley is the founding chair of Greater Spokane Incorporated, former chair of the Association of Washington Business (“AWB”), and former chair of the Spokane Area YMCA. Ms. Stanley currently serves on the boards of the Washington Policy Center and the AWB. She is a former board member of the Spokane Symphony. Ms. Stanley graduated from Washington State University with a Bachelor of Arts degree in Business Administration. She has served on many industry and business boards. Ms. Stanley has been active in the Spokane region chairing Greater Spokane Incorporated, a regional chamber/economic development organization. Her community leadership extends beyond the business community and includes board involvement with numerous charitable, educational and cultural organizations.

R. JOHN TAYLOR

Director since 1985

Mr. Taylor, age 66, is the Chair and CEO of the Green Leaf Alliance (the “Alliance”). The Alliance was formed to consolidate and reinsure various types of crop insurance in the western and mid-western United States. Mr. Taylor has over 30 years of experience in multi-state insurance operations in the agriculture sector. Mr. Taylor holds similar positions with affiliated insurance agencies and companies. In addition, he is a director of Pacific Empire Radio Corporation of Lewiston, Idaho, a ten station Northwest radio group.

Mr. Taylor is an attorney and has been a member of the Idaho State Bar since 1976. Mr. Taylor has extensive experience as a CEO, President and COO of several multi-state insurance operations. Mr. Taylor has been an active member of the Lewiston, Idaho community serving in a number of capacities for community and statewide organizations. He is a former member of the Lewiston City Council and has served as a director or board member of several civic, political, and non-profit entities for local and state organizations. He was a member of the Endowment Fund Investment Board of the state of Idaho from 1994 to 2012. He currently serves on the Board of Directors of the Idaho Heritage Trust, a statewide organization dedicated to the preservation of historical properties and sites. He has held several local and statewide elected positions in the Idaho Republican Party, including service as State Treasurer.

JANET D. WIDMANN

Director since 2014

Ms. Widmann, age 49, serves as the CEO and is on the Board of Directors for Rock Health, a digital health fund that supports technology-enabled health care companies that improve the quality, safety and accessibility of the health care system. Prior to joining the Board, she was the Executive Vice President at Blue Shield of California, a national health plan based in San Francisco. Ms. Widmann held overall profit and loss responsibility for Blue Shield’s $15 billion in annual revenue and its 3.5 million members. She has more than 25 years of executive experience in health care and technology-enabled health care companies and began her career at Health Net, eventually serving as the COO of its dental and vision subsidiaries. Ms. Widmann was recently appointed to the California Health Professions Education Foundation and previously served on the Board of the Bay Area Business Council. For the past three years, Ms. Widmann has been named one of the “Most Influential Women in the Bay Area” by the San Francisco Business Journal. Ms. Widmann is an active member of The Committee of 200, McKinsey & Company Bay Area Women’s Executive Roundtable, and the International Women’s Forum. Ms. Widmann holds a Bachelor of Science degree in Health Administration from California State University, Northridge and a Master of Health Administration degree from the University of Southern California.

The Board recommends a vote “FOR” all director nominees.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Principles

The Board is responsible for management oversight and providing strategic guidance to the Company. The Board believes that it must continue to renew itself to ensure that its members understand the industry and the markets in which the Company operates. The Board also believes that it must remain well-informed about the positive and negative issues, problems, risks, and challenges facing the Company so that the Board members can exercise their fiduciary responsibilities to the Company’s shareholders. The Board has adopted Governance Guidelines to address matters including qualification of directors, standards of independence for directors, election of directors, responsibilities and expectations of directors, and evaluation of Board and Committee performance.

Board Leadership Structure

The Board does not have a policy as to whether the role of CEO should be separate from that of the Chairman, nor, if the roles are separate, whether the Chairman should be selected from the independent directors. The Board selects the Chairman in a manner that it determines to be in the best interests of the Company and its shareholders. This flexibility has allowed the Board to determine whether the role should be separated based on the individuals and the circumstances existing at that time. The Board believes that the Company has been well served by this leadership structure.

The positions of Chairman and CEO have not been separated, except on one occasion during 2000-2001. The Board has examined the questions of the separation of the positions of the Chairman and the CEO and the independence of the Chairman. The Board has concluded that it should not have a rigid policy as to these issues but, rather, should consider them, together with other relevant factors, to determine the right leadership structure. The Board believes that it needs to retain the ability to balance the independent Board structure with the flexibility to appoint as Chairman someone with hands-on knowledge of and experience in the operations of the Company. The Board periodically examines its governance practices, including the separation of the offices of Chairman and CEO. Currently, having a single person serve as Chairman and CEO continues to provide unified and responsible leadership and is currently considered the right form of leadership for the Company and the Board.

The Company is led by Mr. Morris, who has served as its Chairman, President and CEO since 2008. Given the issues facing the Company and the possible technological, regulatory and legislative changes that may occur in the industry, the Board believes that Mr. Morris provides strategic, operational, and technical expertise and context for the matters considered by the Board.

Duties of the Chairman

The Chairman’s duties include:

•	chairing all meetings of the Board in a manner that effectively utilizes the Board’s time and which takes full advantage of the skills, expertise and experience that each director has to offer;

•	working with the Lead Director to establish schedules and agendas for Board meetings, with input from other directors and management;

•	providing input to the Chair of the Governance Committee on new Board member candidates and the selection of the Board Committee members;

•	facilitating and encouraging constructive and useful communication between the Board and management;

•	together with the Lead Director, recommending an agenda to the Board for its approval for each shareholder meeting;

•	providing leadership to the Board in the establishment of positions that the Board should take on issues to come before shareholder meetings; and

•	presiding at all shareholder meetings.

The Chairman is also responsible for ensuring that the Board is provided with full information on the condition of the Company, its businesses, the risks facing the Company and the environment in which it operates.

Lead Director

The Board has also established the position of an independent Lead Director. Mr. Kelly was elected by the independent directors to serve as Lead Director. The Lead Director’s duties include:

•

maintaining an active, positive and collaborative relationship with the Chairman and the CEO and keeping an open line of communication that provides for dissemination of information to the Board and discussion before actions are finalized;

•	serving as primary liaison between independent directors and the Chairman and CEO;

•	presiding at all meetings at which the Chairman is not present, including executive sessions of the independent directors held at each regularly scheduled Board meeting;

•	calling meetings of the independent directors when necessary and appropriate; and

•

working with the Chairman to set meeting schedules and agendas for the Board meetings, including soliciting input from the other independent directors on items for the Board agendas, to ensure that appropriate agenda items are included and that there is adequate time for discussion of these items.

The Lead Director is available for communications and consultation with major shareholders. The Company has a mechanism for shareholders to communicate with the Lead Director and independent directors as a group, or on an individual basis. (See “Communications with Shareholders” on page 23.)

Director Independence

The Board has been, and continues to be, a strong proponent of director independence. It is the policy of the Board that a majority of the directors be independent from management and that the Board not engage in transactions that would conflict with the best interests of the Company’s business.

The Company’s corporate governance structures and practices provide for a strong, independent Board and include several independent oversight mechanisms.

•	The Board is currently comprised of Mr. Morris and nine independent directors.

•	The Board has five independent Committees with separate independent Chairs.

•	All members of the Board Committees are independent, with the exception of Mr. Morris who chairs the Executive Committee.

•	All Board Committees may seek legal, financial or other expert advice from sources independent from management.

The Board believes this governance structure and these practices ensure that strong and independent directors will continue to effectively oversee the Company’s management and key issues related to its long-range business plans, long-range strategic issues, risks and integrity.

Independence determinations are made on an annual basis at the time the Board approves nominees for election at the next Annual Meeting and, if a director joins the Board between Annual Meetings, at such time. To assist in this determination, the Board adopted Categorical Standards for Independence of Directors (the “Categorical Standards”). As a result of this review, the Board has affirmatively determined that the directors nominated for election at the Annual Meeting are independent of the Company and its management with the exception of Mr. Morris, who is considered an inside director because of his employment as President and CEO of the Company.

Related Party Transactions

The Board recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and, therefore, has adopted a Related Party Transaction Policy, which is followed in connection with all related party transactions involving the Company and specified related persons that include directors (including nominees) and executive officers, certain family members and certain shareholders, all as outlined in the applicable rules of the SEC. During its annual review, the Board considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner, or significant equity holder) and members of the Company’s senior management or their affiliates that are inconsistent with a determination that the director is independent.

SEC rules require that the Company disclose any related party transaction in which the amount involved exceeds $120,000 in the last year. The Governance Committee has determined that the Company has no related party transactions that were reportable for 2015.

In making its determination, the Board considered that the Company and its subsidiaries in the ordinary course of business have during the last three years purchased products and services from companies at which some of our directors were officers, board members, or investors during 2015. The Board specifically considered the following relationships, which it determined are immaterial to the director’s independence:

•

Ms. Stanley is co-owner and chair of the board of a company that had for many years prior to the date Ms. Stanley became a director, sold hardware supplies to the Company in arm’s-length transactions. The amount paid to that company in 2015 or in any of the prior three years did not exceed the threshold amount in the Categorical Standards.

•

Mr. Taylor is a board member of a corporation that owns and operates radio stations in Idaho, Washington and Oregon. In 2015, the Company’s advertising agency purchased radio advertisements on some of those stations in arm’s-length transactions. The amount paid to that company in 2015 or in any of the prior three years did not exceed the threshold amount in the Categorical Standards.

Board Meetings

The Board strongly encourages its members to attend all Board and Committee meetings and the Annual Meeting. The Board held five meetings in 2015. The attendance at all Board and Committee meetings was 100%. All directors attended the prior year’s Annual Meeting and all directors are planning to attend the upcoming Annual Meeting.

Meetings of Independent Directors

The independent directors meet at each regularly scheduled Board meeting in an executive session without management present. The Lead Director chairs the executive sessions. The Lead Director establishes the agenda for each executive session, and also determines which, if any, other individuals, including members of management and independent advisors, should be available for each such meeting.

Board Risk Oversight

The Board plays an active role in the identification, oversight and management of the major risks affecting the Company. The Board’s risk oversight process includes receiving reports from members of corporate management on areas of material risk to the Company, including financial, utility regulatory, energy commodity, operational, compliance, technology, strategic and external mandate risks. The Board’s oversight is conducted primarily through the Committees of the Board as set out below in the description of each Committee and as set out in their charters, but the full Board retains responsibility for general oversight of risks. Management is responsible for the day-to-day management of risks, and the appropriate Company officer reports on risk to the appropriate Board Committee or to the full Board. For example, quarterly, the Director of Risk Management reports on the Company’s risk analysis and risk management processes to the Audit Committee, quarterly the Environmental, Technology & Operations Committee (“Environmental Committee”) reviews risks related to the Company’s operations, and, annually, the Chief Financial Officer (“CFO”) reports to the entire Board on the Company’s enterprise risk program and processes. When a Committee receives a report from management, the Chair of that Committee advises the full Board at its next meeting. This enables the Board and its Committees to coordinate risk oversight, particularly with respect to the interrelationships among various risks. The Annual Report contains a detailed discussion of the material risks to the Company’s business and the Company’s efforts to manage them.

CEO Succession Plan

Succession plans for our CEO and other officers are an important part of the Company’s long-term success, and the Company has in place a succession-planning process that reflects the Company’s long-term business strategy. The Compensation Committee conducts an annual review of the succession plans for our CEO and other executives of the Company and receives quarterly updates on the plans. Our CEO and the Compensation Committee review those succession plans annually with the full Board. The succession plans reflect the Board’s belief that the Company should regularly identify internal candidates for the CEO and other executive positions and that it should develop those candidates for consideration when a transition is planned or necessary. Accordingly, management has identified internal candidates in various phases of development and has implemented development plans to assure the candidates’ readiness. Those development plans identify the candidates’ strengths and weaknesses and the Compensation Committee receives periodic updates and regularly reviews the candidates’ progress. In addition to internal development pools, to assure selection of the best candidate(s), the Company may recruit externally if such approach would better suit the Company’s strategic needs. The Compensation Committee believes that the Company’s succession planning process provides a good structure to assure that the Company will have qualified successors for its executive officers.

In order to have a fully comprehensive CEO succession plan in place, the Board adopted a Contingency CEO Succession Plan to outline the procedures for the temporary appointment of an interim CEO and an interim Chairman to avoid a vacancy in leadership that may occur because of an absence event due to death, illness, disability, or sudden departure of our CEO.

Director Orientation and Continuing Education

The Governance Committee and management are responsible for director orientation programs. Orientation programs are designed to familiarize new directors with the Company’s business strategies and polices. The Governance Committee is responsible for director continuing education. Continuing education programs for directors may include a combination of internally developed materials and presentations, programs presented by third parties, and include financial and administrative support for attendance at academic or other independent programs.

Director Retirement Policy

Directors may not stand for election after age 72.

Code of Conduct

The Company has adopted a Code of Conduct that applies to all of our employees, including our CEO (the principal executive officer) and our CFO (the principal financial officer) as well as the Board.

Information on Company Website

The Company’s Corporate Governance Guidelines, the Code of Conduct, Categorical Standards for Independence of Directors and the Related Party Transaction Policy are available on the Company’s website at www.avistacorp.com. A written copy of any of these documents will be provided free of charge to any person upon request to the General Counsel’s office at 1411 East Mission Avenue, P.O. Box 3727 (MSC-12), Spokane, Washington 99220.

Communications with Shareholders

Annually, the Company contacts a number of major shareholders to solicit information regarding issues of concern to the shareholders with respect to corporate governance and executive compensation. The Company will continue to solicit shareholder input on issues of concern to them.

Shareholders and other interested parties may send correspondence to our Board or to any individual director to the Corporate Secretary’s office at 1411 East Mission Avenue, P.O. Box 3727 (MSC-10), Spokane, Washington 99220. Concerns about accounting, internal accounting controls or auditing matters should be directed to the Chair of the Audit Committee at the same address. All communications will be forwarded to the person(s) to whom they are addressed, unless it is determined that the communication:

•	does not relate to the business or affairs of the Company or the functioning or constitution of the Board or any of its Committees;

•	relates to routine or insignificant matters that do not warrant the attention of the Board;

•	is an advertisement or other commercial solicitation or communication;

•	is frivolous or offensive; or

•	is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board or one or more of its Committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Company’s Corporate Secretary or General Counsel and only in accordance with the Company’s policies and procedures and applicable laws and regulations relating to the disclosure of information.

Information About the Board Committees

The Board has six standing Committees–Audit Committee, Compensation Committee, Governance Committee, Finance Committee, Environmental Committee and Executive Committee. Each of these Committees is comprised solely of independent directors, with the exception of the Executive Committee, which is chaired by Mr. Morris. The Committees, their membership during 2015, and their principal responsibilities are described below.

Audit	Compensation	Governance	Environmental	Finance	Executive
Blake (Chair)	Taylor (Chair)	Kelly (Chair)	Klein (Chair)	Anderson (Chair)	Morris (Chair)
Burke	Kelly	Blake	Anderson	Burke	Blake
Stanley	Klein	Racicot	Racicot	Stanley	Kelly
		Taylor	Widmann	Widmann	Taylor

Each Committee of the Board has adopted a charter that has been approved by the Board. The charters are reviewed on a periodic basis and amendments are made as needed. Each Committee also performs an annual self-assessment relative to its purpose, duties, and responsibilities. The Committee charters are located on the Company’s website at www.avistacorp.com. A written copy of our Committee charters will be provided free of charge to any person upon request to the General Counsel’s office at 1411 East Mission Avenue, P.O. Box 3727 (MSC-12), Spokane, Washington 99220.

Audit Committee—Assists the Board in overseeing the integrity of and the risks related to the Company’s financial statements, the Company’s compliance program, the qualifications and independence of the independent registered public accounting firm, and the performance of the Company’s internal audit function and independent registered public accounting firm. The Audit Committee also oversees the Company’s systems of internal controls regarding accounting, financial reporting, disclosure, compliance and ethics that management and the Board have established, including without limitation all internal controls established and maintained pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Audit Committee oversees the Company’s risk assessment and risk management processes. Only independent directors sit on the Audit Committee. The Board has determined that Mr. Burke is an “Audit Committee Financial Expert,” as defined in the SEC rules. Eight meetings were held in 2015.

Compensation Committee—Considers and approves, as well as oversees the risks associated with, compensation and benefits of executive officers of the Company. The Compensation Committee is also responsible for overseeing the organizational structure of the Company and succession planning for our CEO and executive officers.

For a discussion of the Company’s processes and procedures for the consideration and determination of executive officer compensation (including the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation) see the Compensation Discussion and Analysis (“CD&A”) starting on page 36.

The Compensation Committee is composed entirely of independent directors, as defined by the rules of the NYSE, and within the Company’s Categorical Standards. In addition, the

Compensation Committee complies with the “outside director” requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the “non-employee director” requirements of Rule 16b-3 under the Exchange Act.

Five meetings were held in 2015.

Governance Committee—Advises the Board on corporate governance matters and oversees the risks relating to such matters, including recommending guidelines for the composition and size of the Board and its committees, evaluating Board effectiveness and organizational structure and setting director compensation (see the section on Director Compensation on page 26). This Committee also develops Board membership criteria and reviews potential director candidates. Recommendations for director nominees are presented to the full Board for approval. See Proposal 1—“Election of Directors” on page 8. Only independent directors sit on this Committee. Four meetings were held in 2015.

Environmental Committee—Assists the Board in overseeing risks associated with the Company’s business and operational risks, other than financial risks. This includes regulatory compliance, environmental compliance, energy resources, transmission and distribution operations, employee safety performance, corporate, cyber and physical security, business continuity and technology strategy. Only independent directors sit on this Committee. Four meetings were held in 2015.

Finance Committee—Assists the Board in overseeing that corporate management has in place strategies, budgets, forecasts, and financial plans and programs, including adequate liquidity, to enable the Company to meet its goals and objectives and oversees the associated risks. The Finance Committee’s activities and recommendations include reviewing management’s qualitative and quantitative financial plans and objectives for both the short and long-term; approving strategies with appropriate action plans to help ensure that financial objectives are met; having in place a system to monitor progress toward financial goals, including monitoring commodity price and counterparty credit risk, as well as taking any necessary action; and overseeing and monitoring employee benefit plan investment performance and approving changes in investment policies, managers, and strategies. Only independent directors sit on this Committee. Four meetings were held in 2015.

Executive Committee—Has and may exercise, when the Board is not in session, all the powers of the Board that may be lawfully delegated, subject to such limitations as may be provided in the Bylaws, by resolutions of the Board, or by law. Generally, such action would only be taken to expedite Board authorization for certain corporate business matters when circumstances do not allow the time, or when it is otherwise not practicable, for the entire Board to meet. No meetings were held in 2015.

DIRECTOR COMPENSATION REPORT

Prior to September 1, 2015, directors who were not employees of the Company received an annual retainer of $125,000 with $50,000 of the total retainer to be paid in stock each year. Directors had the option of taking the remaining $75,000 in cash, stock or a combination of both cash and stock. The cash portion of the retainer is paid quarterly. Directors were also paid $1,500 for each meeting of the Board or any Committee meeting of the Board. Directors who served as Board Committee Chairs received an additional $7,500 annual retainer, with the exception of the Audit Committee Chair, who received an additional $13,000 annual retainer and the Compensation Committee Chair, who received an additional $10,000 annual retainer. The Lead Director received an additional annual retainer of $20,000.

Each year, the Governance Committee reviews all components of director compensation. During 2015, the Governance Committee engaged Meridian Compensation Partners LLC (“Meridian”) to assist in this review. The information provided by Meridian was used to compare the Company’s current director compensation with the director compensation of peer companies. The peer group included eighteen companies from the S&P 400 Utilities Index. This is the same peer group used to compare executive compensation.

At its August 21, 2015 meeting, the Board reviewed study results from Meridian regarding current pay practices for director compensation. The Board approved an increase in the annual retainer of an additional $15,000, effective September 1, 2015. The total annual retainer is now $140,000 with $65,000 of the total retainer to be paid in stock each year. Directors will have the option of taking the remaining $75,000 in cash, stock or a combination of both cash and stock.

Each director is entitled to reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board or its Committees and related activities, including director education courses and materials. These expenses include travel to and from the meetings, as well as any expenses they incur while attending the meetings.

The Company has a minimum stock ownership expectation for all Board members. Outside directors are expected to achieve a minimum investment of five times the minimum portion of their equity retainer payable in Company common stock within five years of becoming a Board member, and retain at least that level of investment during his/her tenure as a Board member. Shares previously deferred under the former Non- Employee Director Stock Plan count for purposes of determining whether a director has achieved the ownership expectation. The ownership expectation illustrates the Board’s philosophy of the importance of stock ownership for directors to further strengthen the commonality of interest between the Board and shareholders. The Governance Committee annually reviews director holdings to determine whether they meet ownership expectations. All directors currently comply or are on target to comply based on their years of service completed on the Board.

Directors are prohibited from engaging in short-sales, pledging, or hedging the economic interest in their Company shares.

There were no annual stock option grants or non-stock incentive plan compensation payments to directors for services in 2015 and none are currently contemplated under the current compensation structure. The Company also does not provide a retirement plan or deferred compensation plan to its directors. The Company does not provide perquisites or other personal benefits to its Board members. Listed below is compensation paid to each non-employee director who served during any part of the 2015 fiscal year.

	Annual Retainer (1)		All Other Compensation ($)(2)	Total Compensation($)
Director Name	Fees Earned or Paid in Cash($)	Director Compensation Paid in Stock($)
Erik J. Anderson	$103,537	$54,963		$158,500
Kristianne Blake	$115,037	$54,963	$3,326	$173,326
Donald C. Burke	$102,037	$54,963		$157,000
John F. Kelly	$125,037	$54,963		$180,000
Rebecca A. Klein (3)	$82,523	$77,477		$160,000
Marc F. Racicot	$96,037	$54,963		$151,000
Heidi B. Stanley	$102,037	$54,963		$157,000
R. John Taylor	$107,537	$54,963	$7,255	$169,755
Janet Widmann	$96,037	$54,963		$151,000

Totals	$929,819	$517,181	$10,581	$1,457,581

(1)	These amounts include cash and stock retainers, Committee chair retainers, and Board and Committee meeting fees.
(2)	Amounts for Ms. Blake and Mr. Taylor include dividends paid on shares that were deferred prior to December 31, 2004, under the former Non-Employee Director Stock Plan. (Blake and Taylor are the only directors who deferred receipt of stock until a later date. Ms. Blake has 2,519 deferred shares and Mr. Taylor has 5,496 deferred shares.)
(3)	Prior to September 1, 2015, all directors received $50,000 of their annual retainer in stock unless they elected to receive an additional portion of their retainer in stock rather than in cash. Ms. Klein elected to receive an additional $22,500 of the retainer in stock.

PROPOSAL 2

PROPOSED AMENDMENT OF RESTATED ARTICLES OF INCORPORATION

TO REDUCE CERTAIN SHAREHOLDER APPROVAL REQUIREMENTS

What are you voting on?    The Board is proposing that the Company’s Articles be amended to reduce the shareholder approval requirement for specified matters from 80% of the total number of shares of common stock outstanding to a majority of such shares outstanding.

Voting recommendation: The Board unanimously recommends a vote FOR Proposal 2 to reduce shareholder approval requirements and urges beneficial owners, if they are not the record holders, to instruct their brokers or other nominees to vote for Proposal 2.

Background

At the 2012, 2013, 2014 and 2015 Annual Meetings, the Board proposed amendments that would reduce the super majority shareholder approval requirements for certain matters, and at the 2011 Annual Meeting, the shareholders approved a shareholder resolution requesting that the Board take such action. At the 2012 Annual Meeting, the shareholders approved amendments proposed by the Company that reduced the approval requirement for certain matters from 66 2/3% to a majority of the outstanding shares of common stock. At the same meeting, the shareholders were also asked to approve the proposed amendments that would have reduced the approval requirement for certain other matters from 80% of the shares of common stock outstanding to a majority of the shares outstanding. Those amendments had to be approved by holders of 80% of such shares but were approved by the holders of only 74.62% of such shares. In light of the high approval percentage, the Board determined to resubmit the proposal for consideration at the 2013 Annual Meeting. At that meeting, the holders of 73.81% of such shares approved the amendment, which was short of the 80% required to approve the amendment. The Board determined to resubmit the proposal again in 2014 and the holders of 70.79% of such shares approved the amendment, which was again short of the 80% required to approve the amendment. The Board again determined to resubmit the proposal in 2015 and the holders of 68.79% of such shares approved the amendment, which was again short of the 80% required to approve the amendment. Given the continued high percentage of votes cast in favor of the proposal, the Board has determined to resubmit the proposal to reduce the 80% approval requirement to a majority approval requirement for consideration at the 2016 Annual Meeting.

The Board believes the failure to obtain the required 80% approval at prior Annual Meetings is mainly due to the fact that brokers and other nominees are not permitted to vote on this proposal without instructions from the beneficial owners and that many beneficial owners simply failed to give their instructions on how to vote on the proposal.

80% Approval Requirement for Certain Amendments

The Articles provide that various provisions of the Articles may not be amended or repealed, and inconsistent provisions may not be included in the Articles or Bylaws, without the approval of the holders of 80% of the total number of shares of common stock outstanding, including:

•	the provisions regarding the number of directors, the filling of vacancies and the removal of directors by shareholders;

•	provisions regarding the calling of special meetings of shareholders;

•	the “fair price” provision (described below);

•	provisions regarding the adoption, alteration, amendment, change and repeal of the Bylaws of the Corporation;

•	the provisions of the Bylaws of the Corporation relating to procedures for the nomination of Directors; and

•	each provision requiring such 80% approval.

Proposal 2 would amend such provisions of the Articles to reduce such approval requirement to a majority of the outstanding shares of common stock, consistent with Washington law. Proposal 2 would also clarify that such provisions of the Articles do not impose any shareholder approval requirement in addition to the requirements, if any, of Washington law with respect to any such amendment or provision that is approved by the Board. If Proposal 2 is approved, the Board will amend provisions of the Company’s Bylaws that may be inconsistent therewith or no longer necessary.

Transactions with “Interested Shareholders”

The Articles require the approval of the holders of 80% of the total number of shares of common stock outstanding for asset sales, mergers and certain other transactions with an Interested Shareholder (generally, a holder of 10% of the outstanding shares of common stock) unless certain specified conditions are met. This provision, which is sometimes called a “fair price” provision, was approved by the shareholders in 1987 in order to afford protection against an unequal treatment to shareholders in the context of “two-tiered” or “front-end loaded” tender offers.

Washington law requires the approval of the holders of at least two-thirds of the outstanding shares of common stock for a sale of substantially all of the Company’s assets or for a merger of the Company into another entity; provided, however, that Washington law permits a lower approval standard to be contained in the Articles, so long as it is not less than a majority of all votes entitled to be cast. This lower standard was approved by the shareholders at the 2012 Annual Meeting with respect to other provisions of the Articles dealing with sales of assets and mergers. To be consistent with such other provisions, the Board proposal would amend the Articles to require the approval by the holders of a majority of the outstanding shares of common stock for asset sales, mergers and certain other transactions with an Interested Shareholder.

Approval of Proposal 2

Under the existing provisions of the Articles, as discussed above, and under Washington law, Proposal 2 would be approved upon the affirmative vote of the holders of 80% of the outstanding shares of common stock.

Recommendation of the Board

In light of the apparent views of the Company’s shareholders, as evidenced by the high approval percentage for this proposal at the 2012, 2013, 2014 and 2015 Annual Meetings, the

Board has approved this Proposal 2 and believes the Articles should be amended as described above. Accordingly, the Board recommends that the shareholders approve Proposal 2, and urges beneficial owners, if they are not the record holders, to instruct their brokers or other nominees to vote for Proposal 2.

The text of the relevant portions of Article FIFTH, Article SEVENTH and Article EIGHTH of the Articles, as they would be amended if the proposal were adopted, is set forth in Appendix A to this proxy statement.

The Board recommends a vote “FOR” Proposal 2 to reduce shareholder approval requirements.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board that outlines its responsibilities and the practices it follows. The charter can be found on the Company’s website at www.avistacorp.com. The Audit Committee reviews and assesses the adequacy of its Charter at least annually, and, when appropriate, recommends changes to the Board.

The Audit Committee is composed of non-management directors who meet the independence and financial literacy requirements of the NYSE and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. The Audit Committee recommended to the Board the designation of Donald C. Burke as the Audit Committee Financial Expert solely for the purposes of compliance with the rules and regulations of the SEC implementing Section 407 of the Sarbanes-Oxley Act. The Board approved such recommendation.

Primary Responsibilities and 2015 Action Items

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the Company’s systems of internal controls, including, without limitation, those established and maintained pursuant to the Exchange Act, as amended, and the Sarbanes-Oxley Act. The Audit Committee also assists the Board in overseeing the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s Code of Conduct, the Company’s enterprise risk management program and the independent auditor’s qualifications and independence. In addition the Audit Committee participates in educational sessions developed by management, at the request of the Audit Committee.

In 2015, the Audit Committee held eight meetings. Meeting agendas are established by the Audit Committee’s Chair and the Director of Internal Audit. During 2015, among other things, the Audit Committee:

•

Prior to the inclusion of the financial statements in the Quarterly Reports on Form 10-Q filed with the SEC for each of the first three quarters of 2015, reviewed the Company’s unaudited quarterly financial statements and management’s discussion and analysis of financial condition and results of operation and discussed them with management and Deloitte, the Company’s independent registered public accounting firm. The Audit Committee reviewed with the CEO and CFO their certifications as to the accuracy of these financial statements and the establishment and maintenance of internal controls and procedures. It also reviewed with management all earnings press releases relating to 2015 annual and quarterly earnings prior to their issuance.

•

Reviewed and discussed the Company’s audited financial statements and management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2015 with management, which has primary responsibility for the financial statements, and with Deloitte, which is responsible as the Company’s independent registered public accounting firm for the audit of those statements. Based on its review and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC. The Board approved the recommendation.

•	Reviewed Management’s Report on Internal Control Over Financial Reporting and the Auditor’s Report on the effectiveness of internal control over financial reporting.

•

Reviewed and discussed with Deloitte all communications required by generally accepted auditing standards, including those promulgated by the Public Company Accounting Oversight Board (“PCAOB”) and by the SEC and, with and without management present, discussed and reviewed the results of the independent auditor’s audit of the financial statements. The Audit Committee also discussed the results of the internal audit examinations, received and reviewed quarterly risk management reports, and received and reviewed annual compliance, technology and business continuity reports.

•

Reviewed and discussed with Deloitte all written communications required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee also discussed with Deloitte its internal quality-control reviews and procedures, the results of its external reviews and inspections, and any relationships that might impact its objectivity and independence.

•

Discussed with management, the internal auditors, and Deloitte, the quality and adequacy of the Company’s systems of internal controls, and the internal audit functions, responsibilities, and staffing.

•	Reviewed the audit plans, audit scopes, and identification of audit risks of the independent and internal auditors.

•	Reviewed the performance of the Company’s internal audit function.

•

Reviewed and approved Deloitte’s services and fees. The Audit Committee also reviewed and approved the non-audit services performed by Deloitte and concluded that such services were consistent with the maintenance of independence.

•	After reviewing the performance of Deloitte, approved its reappointment in 2016 as the Company’s independent registered public accounting firm.

•	Performed the mandated tasks included in its charter.

This report is provided by the following independent directors, who comprise the Audit Committee:

Kristianne Blake—Chair	Donald C. Burke	Heidi B. Stanley

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF DELOITTE AS INDEPENDENT

AUDITOR FOR 2016

What are you voting on?    We are asking our shareholders to ratify the selection of Deloitte as the independent auditor of our consolidated financial statements and our internal controls over financial reporting for 2016. Although the Audit Committee has sole authority to appoint the independent auditor, as a matter of good corporate governance, the Board submits it selection of the independent auditors to our shareholders for ratification.

Voting recommendation:    The Board unanimously recommends a vote FOR the ratification of the appointment of Deloitte as the independent auditor.

The Audit Committee has sole authority and responsibility to hire, evaluate and, where appropriate, replace the Company’s independent auditors and, in its capacity as a committee of the Board, is directly responsible for the appointment, compensation and general oversight of the work of the independent auditors. The Audit Committee has appointed Deloitte, as the Company’s independent registered public accounting firm for continuing audit work in 2016. Shareholder approval is not required for the appointment of Deloitte. However, the appointment is being submitted to shareholders for ratification. Should the shareholders fail to ratify the appointment of Deloitte, such failure (1) would have no effect on the validity of such appointment for 2016 (given the difficulty and expense of changing the independent registered public accounting firm mid-way through a year) and (2) would be a factor to be taken into account, together with other relevant factors, by the Audit Committee and by the full Board in the selection and appointment of the independent registered public accounting firm for 2017 (but would not necessarily be the determining factor).

Annual Evaluation and Selection of the Independent Auditors

The Audit Committee annually reviews Deloitte’s independence and performance in deciding whether to retain Deloitte or engage another independent auditor. In the course of these reviews, the Audit Committee considers, among other things:

•	Deloitte’s historical and recent performance on the Company’s audit.
•	Deloitte’s technical expertise and knowledge of the Company’s business and industry.
•	The quality and candor of Deloitte’s communications with the Audit Committee and management.

•	Deloitte’s independence.
•

The quality and efficiency of the services provided by Deloitte, including input from management on Deloitte’s performance and how effectively Deloitte demonstrated its independent judgment, objectivity and professional skepticism.

•	External data on audit quality and performance, including recent PCAOB reports on Deloitte and its peers.
•	The appropriateness of Deloitte’s fees for audit and non-audit services.
•	Deloitte’s tenure as the Company’s independent auditor, including the benefits of having a long-tenured auditor.
•	The controls and processes that help ensure Deloitte’s independence.

Long Tenure Benefits

•

Higher audit quality. Through years of experience with Avista, Deloitte (including its predecessors) has gained institutional knowledge of and deep expertise regarding Avista’s operations and businesses, accounting policies and practices, and internal control over financial reporting.

•	Efficient fee structure. Deloitte’s aggregate fees are competitive with peer companies because of Deloitte’s familiarity with our business.
•	No onboarding or educating new auditor. Bringing on a new auditor requires a significant time commitment that could distract from management’s focus on financial reporting and internal controls.

Independence Controls

•

Thorough Audit Committee oversight. The committee’s oversight includes private meetings with Deloitte (the full committee meets with Deloitte at least four times per year and the chair at least eight times per year), a comprehensive annual evaluation by the Audit Committee in determining whether to engage Deloitte, and a committee-directed process for selecting the lead partner.

•

Rigorous limits on non-audit services. Avista requires Audit Committee preapproval of non-audit services in accordance with its pre-approval policy, and requires that Deloitte is engaged only when it is best-suited for the job.

•

Strong internal Deloitte independence process. Deloitte conducts periodic internal quality reviews of its audit work, assesses the adequacy of partners and other personnel working on the Company’s account, and rotates the lead partner every five years.

•	Strong regulatory framework. Deloitte, as an independent registered public accounting firm, is subject to PCAOB inspections, peer reviews, and PCAOB and SEC oversight.

Based on this evaluation, the Audit Committee believes that Deloitte is independent and that it is in the best interests of Avista and our shareholders to retain it as our independent auditor for 2016.

Audit Fees and All Other Fees

The Audit Committee oversees the fees paid to Deloitte for audit and non-audit services and receives periodic reports on the amount of fees paid. The aggregate fees for audit and other services provided by Deloitte in 2015 and 2014 were:

	2015	2014
Audit Fees (a)	$1,938,725	$1,939,850
Audit-Related Fees (b)	2,000	43,722
All Other Fees (c)	10,155	173,405

Total	$1,950,880	$2,156,977

(a)	Audit services performed in 2015 and 2014 for which audit fees were billed consisted of:

•	Audit of the Company’s annual consolidated financial statements and internal controls over financial reporting.

•	Reviews of the Company’s quarterly reports on Form 10-Q.

•	Comfort letters, statutory and regulatory audits, consents, and other services related to SEC matters.

•	Audits of subsidiary financial statements.

(b)	Audit-related services performed in 2015 consisted of agreed-upon procedures and in 2014 consisted of agreed-upon procedures and separate financial statement audits of affiliated entities.

(c)	All other services performed in 2015 and 2014 consisted of internal control related services, licensing of accounting literature research databases, attendance at training seminars, and other miscellaneous projects.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee is required to pre-approve the audit and permissible non-audit services to be performed. The Audit Committee has adopted what it terms its Audit and Non-Audit Services Pre-Approval Policy (the “Policy”), which sets forth the procedures and conditions pursuant to which services proposed to be performed by the Company’s independent registered public accounting firm may be pre-approved. All services provided by Deloitte in 2015 and 2014 were pre-approved in accordance with the Policy adopted by the Audit Committee.

The SEC’s rules establish two alternatives for pre-approving services provided by the independent registered public accounting firm. Engagements for proposed services may either be specifically pre-approved by the Audit Committee (specific pre-approval) or entered into pursuant to detailed pre-approval policies and procedures established by the Audit Committee, as long as in the latter circumstance the Audit Committee is informed on a timely basis of any engagement entered into on such basis (general pre-approval). The Audit Committee combined these two approaches in its Policy after concluding that doing so will result in an effective and efficient procedure to pre-approve services to be performed by the Company’s independent registered public accounting firm.

As set forth in the Policy, except for those categories of services for which the Policy requires specific pre-approval, engagements may be entered into pursuant to general pre-approvals established by the Audit Committee. The Audit Committee will periodically review and generally pre-approve the categories of services that may, as contemplated by the Policy, be provided by the Company’s independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee, and will establish budgeted amounts for such categories. The Audit Committee may add to or subtract from the list of general pre-approved services from time-to-time, based on subsequent determinations by the Audit Committee. Any general pre-approval will be set forth in writing and included in the Audit Committee minutes. Unless an engagement of the independent auditor to provide a particular service is entered into pursuant to and in accordance with the Audit Committee’s general pre-approval then in effect, the engagement will require specific pre-approval by the Audit Committee.

Proposed services exceeding pre-approved cost levels or budget amounts previously established by the Audit Committee will also require specific pre-approval by the Audit Committee.

The Audit Committee intends to pre-approve services, whether specifically or pursuant to general pre-approvals, only if the provision of such services is consistent with SEC and PCAOB rules on auditor independence and all other applicable laws and regulations. In rendering specific or general pre-approvals, the Audit Committee will consider whether the independent registered public accounting firm’s provision of specific services, or categories of services, would be inconsistent with the independence of the auditor.

Hiring Restrictions for Deloitte Employees

The Audit Committee has adopted restrictions on the Company’s hiring of any Deloitte partner, director, manager, staff member, advising member of the department of professional practice, reviewing tax professional and any other individuals responsible for providing audit assurance on any aspect of Deloitte’s audit and review of the Company’s financial statements.

Other Information

The Company has been advised by Deloitte that neither the firm, nor any covered person of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries. A representative of Deloitte is expected to attend the 2016 Annual Meeting with the opportunity to make a statement if he/she desires to do so, and is expected to be available to respond to appropriate questions.

Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting.

The Board recommends a vote FOR the ratification of the appointment of Deloitte as the Independent Auditor.

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

The purpose of this CD&A is to provide material information about the compensation objectives and policies for our NEOs and to put in perspective the quantitative and narrative disclosures in the following compensation tables. Our NEOs for 2015 were:

•	Scott L. Morris, Chairman, President and CEO

•	Mark T. Thies, Sr. Vice President, CFO and Treasurer

•	Dennis P. Vermillion, Sr. Vice President, Environmental Compliance Officer (“ECO”) and President of Avista Utilities

•	Marian M. Durkin, Sr. Vice President, General Counsel and Chief Compliance Officer (“CCO”)

•	Karen S. Feltes, Sr. Vice President, Chief Human Resources Officer (“CHRO”) and Corporate Secretary

The CD&A also describes the following:

•	Our business results and the alignment between executive pay and Company performance;

•	Our decision-making process on compensation design and pay levels, including our compensation governance approach;

•	Our compensation philosophy and objectives; and

•	The elements of the Company’s executive compensation program.

Executive Summary

In 2015, our CEO and the Board established performance goals for the Company and aligned the short-term and long-term incentive plans with those goals. A key element of these plans is that they allow us to focus on maintaining an attractive financial profile while creating long-term value for shareholders and customers.

As shown below, 2015 consolidated EPS was between threshold and target. Cost per customer and other operational goals were exceeded or met, which resulted in a short-term incentive payout of 88% of target. ROE exceeded the target established for our CEO’s performance-based RSUs, allowing a portion of his RSUs to vest. Finally, our three year TSR, determined on the basis of total appreciation for the period 2013-2015 with all dividends reinvested, ranked 73rd percentile relative to the S&P 400 Utilities Index, resulting in a payment of 130% of targeted performance share awards granted for that period.

2015 Executive Compensation Highlights

•	The compensation earned by our NEOs in 2015 reflects our corporate performance for the fiscal year;

•

The Compensation Committee approved base salary adjustments ranging from 2.5% to 5.0% for our NEOs based on market comparisons, its assessment of individual performance and other factors as discussed in more detail below;

•

Our 2015 consolidated EPS performance exceeded threshold resulting in an annual cash incentive payment of 88% of target, which was 88% of base salary for our CEO and 53% of base salary for our other NEOs;

•	For our CEO, our ROE exceeded the target; therefore one-third of his RSUs granted in 2013, 2014 and 2015 and the associated dividend equivalents vested and were paid;

•

Our NEOs other than our CEO received one-third of their RSUs granted in each of 2013, 2014 and 2015, along with the associated dividend equivalents. The RSUs are time-based, and one-third vest each year over a three-year period; and

•

The Company’s relative TSR over the three-year performance period was above target performance resulting in a 130% of target payout, and our NEOs earned a payment with respect to their 2013-2015 performance share award and the associated dividend equivalents.

Business Results Impact Compensation

We establish target compensation for our NEOs at the beginning of each performance period. Actual pay varies above or below the target based on individual, organizational, and stock performance. Because a substantial portion of each NEO’s compensation is in the form of equity, our NEO’s actual compensation aligns closely with the stock price.

We employ several quantitative criteria to assess the performance of our NEOs. Our objectives include achieving the EPS and ROE targets, exceeding TSR relative to our peers, reducing our costs per customer, improving customer satisfaction, improving our response time to natural gas emergency calls, and improving reliability of service. The charts below illustrate the relationship between our 2015 financial performance targets and our actual performance.

Recent Performance Results: Select Annual Incentive Plan Metrics

Recent Performance Results: Long-Term Incentive Plan Metrics

The chart below illustrates the relationship between our 2015 performance and our CEO’s 2015 compensation.

Chief Executive Officer: 2015 Target Compensation vs. Realized Compensation

*	The target amount shown for our CEO’s RSUs represent the grant date fair value of the portion of awards made in each of 2013, 2014 and 2015 that could have vested if the 2015 ROE performance condition was met. The target amount for the CEO’s performance shares represent the aggregate grant date fair value of the 2013 awards that could have vested if the TSR performance conditions were met from 2013 through 2015. Value of vested RSUs and performance share units (“PSUs”) includes dividends. The amount shown as the actual compensation realized by our CEO for 2015 includes his base salary, the actual annual cash incentive plan amount paid in early 2016 for 2015 performance, the value of the RSUs that vested in early 2016, and the actual value of the performance shares that were realized for the 2013-15 performance period.

Compensation Governance Practices

The Company highly values strong compensation governance practices. We believe our executive compensation practices align with our corporate values and provide a foundation for success. The governance practices that we employ, and those that we avoid, include:

Practices We Employ	Practices We Avoid

•    Pay is closely linked to performance

•    Undue risk is mitigated (see Risk Mitigation Overview on page 42)

•    Stock ownership guidelines have been implemented consistent with market practices

•    A recoupment (i.e., clawback) policy is in place

•    Change-in-Control (“CIC”) severance requires a double trigger

•    Compensation Committee reviews NEO tally sheets annually

•   Compensation Committee is composed entirely of independent directors

•   Compensation Committee engages an independent compensation consultant

•   Compensation Committee regularly has executive sessions without management present

•    We do not provide perquisites

•    We do not permit hedging or short sales of company stock

•    We do not permit pledging of company stock

•    We do not pay dividends or dividend equivalents on performance awards or RSUs until the awards are earned

•    We eliminated excise tax gross-ups for all new executives after November 13, 2009

•    We do not provide executive severance except in connection with a CIC

•    We no longer offer additional Supplemental Executive Retirement Plan (“SERP”) service credits as a recruitment tool for hiring executives

2015 Say on Pay Advisory Vote

At the May 2015 Annual Meeting, shareholders expressed substantial support for the compensation of our NEOs, with approximately 94% of the votes cast for the Say on Pay advisory resolution approving our executive compensation. We view this outcome as a signal of strong shareholder support for our executive compensation philosophy, policies and practices. In addition to considering the Say on Pay advisory vote, our Senior Vice President, CFO and Treasurer; Senior Vice President, CHRO and Corporate Secretary; and Senior Vice President, General Counsel and CCO proactively solicit input from shareholders regarding our governance and executive compensation programs. We believe this outreach to shareholders, together with our shareholders’ ability to contact us at any time to express specific views on executive compensation, fosters open dialogue to assure we maintain the consistency and credibility of the program.

Following the 2015 Annual Meeting, we discussed our overall approach to executive compensation and governance and took into consideration feedback we received from meetings with various shareholders. Based on the feedback received and the results of the Say on Pay advisory vote, no significant changes were made during 2015 to our overall approach to executive compensation and governance.

Decision Making Process

Role of the Compensation Committee

The Compensation Committee makes all compensation decisions regarding our CEO, our other NEOs and other executive officers, including the level of cash compensation and equity awards. Our CEO annually reviews each executive officer’s performance ratings as determined by his or her direct manager and presents the ratings to the Compensation Committee for it to consider with respect to salary adjustments, annual incentive opportunity, and annual equity award amounts.

Role of the Compensation Consultant

The Compensation Committee selects and retains an independent compensation consultant to support its oversight of our executive compensation programs. For 2015, the Compensation Committee engaged Meridian as its independent compensation consultant. Meridian provides to the Compensation Committee consulting services solely relating to executive compensation and governance matters. In accordance with NYSE rules, the Compensation Committee determined that Meridian is independent and, further, that there were no conflicts of interest.

A representative of Meridian attended Compensation Committee meetings in 2015 and advised the Compensation Committee on all principal aspects of executive compensation, including the competitiveness of program design and award values and specific analyses with respect to our executive officers.

The Compensation Committee determines the work to be performed by Meridian. Meridian works with our Senior Vice President/CHRO and her staff to gather data required in preparing Meridian’s analyses for Compensation Committee review, but does not otherwise provide any services or advice to management.

While it is necessary for Meridian to interact with management to gather information and obtain recommendations, the Compensation Committee Chair determines if and when Meridian’s advice and materials can be shared with management. When important pay decisions are made, Meridian provides advice to the Compensation Committee in an executive session without Company management present. This approach ensures the Compensation Committee receives objective advice from Meridian so that the Compensation Committee may make independent decisions about executive pay.

Role of Management

While Meridian advises the Compensation Committee as to the amount and form of executive compensation for all executive officers including our CEO, our CEO has input on the recommendations to the Compensation Committee with respect to the compensation of all of our executive officers (other than with respect to compensation of the CEO).

At the request of the Compensation Committee, both the Senior Vice President, CHRO and our CEO regularly attend Compensation Committee meetings, excluding the executive sessions during which their respective compensation and other matters are discussed.

Risk Mitigation Overview

The Compensation Committee believes that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In establishing pay practices for the Company, the goal is to design a compensation structure that does not encourage inappropriate risk-taking by employees or executive officers. The following features of the compensation structure reflect this approach:

•	Short and long-term incentive payments are capped;

•	Annual cash incentive design balances key performance metrics that are focused on financial results and system sustainability over time;

•	The total compensation program does not guarantee bonuses and has multiple financial and non-financial performance measures;

•

The Compensation Committee reviews both short-term and long-term financial scenarios to ensure the plan design does not encourage executives to take excessive risks but also does not discourage appropriate risks;

•	Stock ownership guidelines are in place to strengthen the alignment of the financial interests of executives with those of shareholders;

•	Officers are prohibited from engaging in short-sales, pledging, or hedging the economic interest in their Company shares; and

•	The Company maintains a formal recoupment (i.e., clawback) policy.

Elements of Compensation

Compensation Philosophy and Objectives

The Compensation Committee approves and implements a compensation program that focuses executives on the achievement of specific annual, long-term, and strategic goals that align executives’ interests with those of shareholders by rewarding performance that maintains and improves shareholder value. The Compensation Committee believes that the overall compensation of our senior executives should be weighted toward variable performance-based compensation. A significant portion of compensation is linked with goals related to specific items of corporate performance that are likely to produce long-term shareholder and customer value.

The charts below show the portion of target compensation that is variable and therefore is “at risk” for our CEO and the average for our other NEOs. Variable compensation includes: annual incentives, RSUs and performance shares. The charts also show the portion of target compensation for our CEO and the average for our other NEOs that is directly linked to share value. Share value compensation includes RSUs and performance shares.

Variable	78%	Variable	68%
Linked to Share Value	56%	Linked to Share Value	49%

Competitive Analysis and Peer Group

The Compensation Committee believes it is important to provide a compensation structure that is competitive with compensation paid to comparable executives of companies within the energy/utility industry to ensure the Company attracts and retains quality employees in key positions to lead the Company. To achieve this objective, the Compensation Committee works with Meridian to conduct an annual competitive review of its total compensation program for our CEO and other NEOs. Through the review process, the Compensation Committee generally targets overall total compensation levels (base, short-term incentive and long-term incentives) within the range that is 15% above or below the median of the peer group. Pay components for an NEO may be higher or lower than the median depending on an individual’s role, responsibilities, and performance within the Company. The Compensation Committee believes this target positioning is effective to attract and retain our executives.

The Compensation Committee annually compares each element of NEO total compensation against a peer group of publicly-traded companies within the energy/utility industry of similar revenue size and market capitalization. For 2015, our NEO compensation was compared with market data, as disclosed in proxy statements, from a customized group of utilities (“Proxy Peer Group”). This group is designed to be representative of the Company’s business, size and competitive market for talent. All market data from the Proxy Peer Group was gathered from publicly available sources, including proxy statements, Form 8-Ks, and Form 4s. The use of publicly disclosed data allows the Company to maintain a consistent peer group without being restricted by private survey participation, which varies year to year. For the Proxy Peer Group in 2015, the Committee used eighteen companies from the S&P 400 Utilities Index. The median revenues and market capitalization of the Proxy Peer Group were $2.4 billion and $4.4 billion, respectively. This compares with Avista’s revenues of $1.6 billion and market capitalization of $2.2 billion. The companies comprising the Proxy Peer Group were:

Alliant Energy Corporation	Hawaiian Electric Industries, Inc.	PNM Resources, Inc.
Aqua America, Inc.	IDACORP, Inc.	Questar
Atmos Energy Corporation	MDU Resources Group, Inc.	UGI Corporation
Black Hills Corporation	National Fuel Gas Company	Vectren Corporation
Cleco Corporation	ONE Gas, Inc.	Westar Energy, Inc.
Great Plains Energy, Inc.	OGE Energy Corporation	WGL Holdings, Inc.

As in prior years, for 2015 the Compensation Committee also used the Towers Watson Energy Services Executive Compensation database for additional compensation data on comparable diversified energy companies with revenues between $1 billion and $3 billion. The median revenues of the companies in the survey were $1.6 billion. The advantage of also considering survey information is that it provides competitive data for all of our executive officer positions. The Compensation Committee uses all of these sources of data to help it make informed decisions about market compensation practices.

Performance Management

The Compensation Committee believes in aligning pay with performance. As part of that alignment, all executives receive annual performance reviews conducted by their direct manager, and the Compensation Committee reviews the performance ratings of each NEO. For each NEO, the Compensation Committee also reviews the results of the Company’s 360-degree survey, which is a standardized performance survey conducted periodically on multiple leadership performance categories that includes feedback from peers within the Company, direct reports, and the NEO’s direct manager.

At the beginning of each calendar year, the Compensation Committee has our CEO develop specific performance targets and goals for his role based on strategic goals set by the Board. The Compensation Committee reviews and approves our CEO’s goals at its annual February meeting and presents the goals to the full Board for its information and review. The Compensation Committee reviews quarterly our CEO’s performance relative to his targets and provides quarterly status updates to the full Board. At the end of the year, the Compensation Committee reviews our CEO’s year-end results as part of its overall CEO annual performance review process.

Base Salary

Our NEOs are provided with an annual base salary to compensate them for services rendered during the year. The Compensation Committee reviews the base salary of all executive officers at least annually. The factors that influence the Compensation Committee’s decisions in setting the annual base salary for our NEOs include the market data provided by its consultant and each NEO’s job complexity, experience and breadth of knowledge in the utility and diversified energy industry. The Compensation Committee also considers each NEO’s responsibilities, which may include electric and natural gas utility operations, as well as subsidiary operations, and recognizes that the Company operates in several states, thereby requiring quality relationships and interaction with multiple regulatory agencies.

2015 Base Salaries

In addition to considering the factors noted above, the Compensation Committee also reviews performance results from the prior year to determine how our CEO performed against specific targets and operational goals established at the beginning of the prior year. Our CEO’s annual performance goals for 2015 were generally related to strategic planning, financial performance, safety targets, diversified energy resource management, regulatory and legislative matters, succession planning, governance, and customer value delivery. When reviewing the CEO’s base salary for 2015, the Compensation Committee agreed that our CEO had met the established goals for 2014 performance.

The Compensation Committee also reviewed performance ratings of each of the other NEOs to determine appropriate adjustments in base salary. The Compensation Committee noted that the market data provided by Meridian showed that the base salary for one of our NEOs, Dennis Vermillion, was below the market median and accordingly he received a slightly greater increase than the other NEOs. After the adjustments shown below, base salaries generally are within the range that is 15% above or below the median of the Proxy Peer Group. The table below outlines the changes to base salary in 2015 for our NEOs.

	2014 Salary	% Increase	2015 Salary
S. L. Morris	$750,000	4.0%	$780,000
M. T. Thies	$398,000	2.5%	$408,000
D. P. Vermillion	$358,500	5.0%	$376,500
M. M. Durkin	$334,000	3.3%	$345,000
K. S. Feltes	$300,000	3.7%	$311,000

2015 Executive Officer Annual Cash Incentive

The 2015 Executive Officer Annual Cash Incentive Plan (the “Cash Incentive Plan”) was designed to align the interests of our NEOs and senior management with both shareholder and customer interests to achieve overall positive financial and operational performance for the Company. The Cash Incentive Plan reflects these goals by having 60% of the total incentive opportunity tied to Consolidated EPS and the remaining 40% tied to key components of utility operation. Each metric is independent, which allows the Cash Incentive Plan to pay a portion of the award upon the attainment of one goal even if the other goals are not met.

The Cash Incentive Plan’s performance metrics are based on factors that are essential for the long-term success of the Company, and, with the exception of the EPS goal, are identical to performance metrics used in the Company’s annual cash incentive plan for non-executive employees. The Compensation Committee believes that having similar metrics for both the Cash Incentive Plan and the non-executive plan encourages employees at all levels of the Company to focus on common objectives.

The following chart shows the Cash Incentive Plan performance goals for each performance metric, the weighting of each metric, and the 2015 actual results of each metric.

Metric	Weighting	Threshold	Target	Exceeds	Actual	2015 Results
Earnings Components
Consolidated EPS*	60%	$1.86	$1.96	$2.06	$1.97	Met 68%
Payout can vary 0%-167% based on performance level.

Utility Operations Components
Cost Per Customer*	20%	$378.44	$376.10	$368.71	$373.14	Met 133%
The Operating and Maintenance (O&M) cost is directly related to maintaining reliable, cost-effective service levels. Payouts can vary 0%-150% based on performance level.

Customer Satisfaction Rating	8%	NA	90%	NA	96%	Met 100%

This rating is derived from a Voice of the Customer survey conducted each quarter by an independent agency. The survey is used to track satisfaction levels of customers that have had recent contact with our call center or service center. This is a hit or miss target and the payout is either 100% or 0% based on achievement of objective.

Reliability Index	8%	NA	1.00	NA	1.00	Met 100%

This measure is derived from the combination of three indices that track average restoration time for sustained outages, average number of sustained outages per customer, and percent of customers experiencing more than three sustained outages during the year. This is a hit or miss target and the payout is either 100% or 0% based on achievement of objective.

Response Time	4%	NA	93%	NA	96%	Met 100%

This measures the percentage of time the Company responds within targeted time goals for dispatched natural gas emergency calls. This is a hit or miss target and the payout is either 100% or 0% based on achievement of objective.

*	Payout levels are interpolated on a straight-line basis for results between the threshold performance level and the maximum level.

The Compensation Committee sets target goals for these performance metrics that are rigorous, but reasonably achievable with strong management performance. Maximum performance levels were designed to be difficult to achieve given historical performance and the Company’s forecasted results at the time the performance metrics were approved. Over the last ten years, the actual performance results of the Plans have averaged 91% of target and ranged from a low of 15% of target to a high of 150% of target as shown in the chart below.

2015 Executive Officer Annual Cash Incentive Target Award Opportunity

Individual annual cash incentive awards are set as a percentage of base salary. The Compensation Committee compares annual cash incentive opportunity levels against the Proxy Peer Group. As discussed previously, the Compensation Committee targets overall total compensation levels, which include base salaries, short-term incentives and long-term incentives within a range of 15% above or below the market median. For 2015, the Compensation Committee maintained the target opportunity of 100% of base salary for the CEO and the target opportunity of 60% of base salary for all other NEOs, which aligns with the range of 15% above or below the market median. The actual total amounts paid could increase (up to 150% of target) or decrease (as low as 0% of target) depending on the Company’s actual performance.

2015 Results for the Executive Officer’s Annual Cash Incentive Plan

After the end of the year, the Compensation Committee assesses the performance of the Company against each Plan objective, comparing the actual year-end results to the pre-determined threshold, target, and exceeds levels for each objective, and an overall percentage amount for meeting the objectives is calculated and audited. The results also are reviewed by the Finance Committee.

Based on this review, at its February 2016 meeting, the Compensation Committee determined that the Company satisfied the threshold performance level for Consolidated EPS. The Company’s actual 2015 consolidated EPS was higher, but the Compensation Committee exercised negative discretion as permitted by Code Section 162(m), to reduce consolidated EPS by excluding the effect of a valuation allowance adjustment. Although this resulted in a lower cash incentive plan payment, the Compensation Committee felt that the reduction was appropriate because the adjustment was related to the discontinued operations of a subsidiary. The Company exceeded the target performance level for O&M Cost Per Customer and met the targets for all three non-financial metrics: customer satisfaction, reliability, and response time. The actual performance result of the 2015 executive officer’s annual cash incentive plan was 88% of target. As a result, and at the same meeting, the Compensation Committee authorized payment of cash incentives equal to 88% of base salary (88% of 100%) for our CEO, and 53% of base salary (88% of 60%) for all other NEOs.

Long-Term Equity Compensation

The Compensation Committee believes that equity-based compensation is the most effective way to create a long-term link between shareholder returns and the compensation provided to NEOs and other key management. This program encourages participants to focus on long-term Company performance and provides an opportunity for executive officers and designated key employees to maintain ownership in the Company through grants of Company stock that can be earned based on either service or performance, and sometimes both, over a three-year cycle. Through the use of long-term performance awards and RSUs, the Company can compensate executives for sustained increases in the Company’s stock performance, as well as long-term growth relative to its peer group for the relevant cycle.

The Company’s current Long-Term Incentive Plan (“LTIP”) authorizes various types of equity awards. As with all the components of executive compensation, the Compensation Committee determines all material aspects of the long-term incentive awards—who receives an award, the form of the award, the amount of the award, the timing of the award, as well as any other aspect of the award it may deem material. For 2015, our program continued to be heavily weighted toward “performance-based” equity awards, 75% of the value being granted in the form of performance shares and 25% being granted in the form of RSUs that vest based on continued service.

When deciding grant amounts, the Compensation Committee considers competitive market data and which executives have the greatest ability to influence overall Company performance. In addition, and as previously discussed, the Compensation Committee targets overall total compensation levels, which include base salaries, short-term incentives and long-term incentives within a range of 15% above or below the median of the Proxy Peer Group.

Awards are generally granted each year at the February Committee meeting and the granting of awards are not coordinated with the release of material non-public information.

Performance-Based Equity Awards

Our performance-based equity awards are designed to provide a direct link to the long-term interests of shareholders by assuring that shares will be paid only if the Company attains specified performance levels. In previous years, vesting of performance-based equity awards were 100% contingent on the Company’s TSR performance relative to our peers over a three-year period. In 2014, the Compensation Committee added cumulative EPS (“CEPS”) to the mix and maintained this design in 2015. In 2015, two-thirds of the awards are contingent on TSR relative to our peers and one-third is measured by our CEPS over a three-year period. In 2015, the Compensation Committee considered market data provided by Meridian regarding the total compensation levels for our CEO and all other NEO’s to the market median of the Proxy Peer Group. Adjustments were made to the target value of performance shares granted to our NEOs to better align with the Company’s stated pay philosophy and to account for the increase in share price since 2014.

The peer group for TSR performance purposes consists of all companies comprising the S&P 400 Utilities Index, the Proxy Peer Group as discussed previously, as of January 1 in the first year of the three-year performance cycle. Throughout the course of the performance cycle, companies may be added or dropped from the index by S&P due to mergers or other activities. At the end of the cycle, new companies that were added to the index are included in the rankings as if they had been in the ranking from the beginning, provided there is sufficient trading history to include them in the final calculation. When a company is dropped from the index, everything related to the company is excluded as if it were never in the index. The amount of the payment with respect to any award is determined at the end of the three-year performance cycle based on the Company’s percentile rate-of-return ranking compared to that of the companies in the S&P 400 Utilities Index, and is payable at the Compensation Committee’s discretion in cash, shares of Company common stock, or a combination of both. Dividend equivalents on performance awards are accumulated and paid upon vesting if the awards vest and are paid based on performance. If the Company’s relative TSR over the three-year performance period is below the threshold performance required to earn the award, then the accumulated dividends are forfeited as well.

The second performance metric, CEPS, aligns with current competitive practices within the peer group based on market data provided by the Compensation Committee’s consultant. The CEPS performance awards are earned if the Company’s CEPS grows more than 3% over the three-year performance period (compounded annually), and the maximum award is earned if the Company’s CEPS grows at 6% over the period. CEPS is fully diluted earnings per share determined in accordance with generally accepted accounting principles. The amount of the payment with respect to any award is determined at the end of the three-year performance cycle based on the Company’s compounded growth, and is payable at the Compensation Committee’s discretion in cash, shares of Company common stock, or a combination of both. Dividend equivalents on performance awards are accumulated and paid upon vesting if the awards vest and are paid based on performance. If the Company’s CEPS over the three-year performance period is below the threshold performance required to earn the award, then the accumulated dividends are forfeited as well.

Range of Award Opportunity for Performance Shares

Each year, the Compensation Committee approves a grant of performance shares at target to each NEO that vest over a three-year performance cycle based on achieving pre-determined performance goals. The number of performance shares that may be earned at the end of the cycle can range from 0% to 200% of the target number of performance shares granted, depending upon the level of performance.

Individual grant amounts are set at the beginning of each year. The Compensation Committee compares long-term incentive opportunity levels against the Proxy Peer Group. As discussed previously, the Compensation Committee targets overall total compensation levels that include base salaries, short-term incentives and long-term incentives within a range of 15% above or below the market median. The table below shows the changes made to the target number of performance share grants in 2015 for the 2015 through 2017 performance period for our NEOs. As discussed previously, adjustments were made to the number of performance shares granted to our NEOs to account for the increase in our share price.

	2014 Grant(#)	% Change	2015 Grant(#)
S. L. Morris	45,300	(12.0%)	39,845
M. T. Thies	14,400	(12.0%)	12,665
D. P. Vermillion	11,625	11.0%	12,900
M. M. Durkin	11,250	(12.0%)	9,895
K. S. Feltes	11,250	(10.2%)	10,097

Two-thirds of the awards are contingent on TSR relative to our peers and one-third is measured by our CEPS over a three-year period. The table below outlines the target number of performance share grants in 2015 split between the two performance metrics.

	Relative TSR	Cumulative EPS	2015 Grant(#)
S. L. Morris	26,565	13,280	39,845
M. T. Thies	8,445	4,220	12,665
D. P. Vermillion	8,600	4,300	12,900
M. M. Durkin	6,595	3,300	9,895
K. S. Feltes	6,725	3,372	10,097

The following graphs represent the relationship between the Company’s performance targets and the award opportunity.

2013-2015 Performance Shares Settlement

For performance shares granted in 2013 for the performance period ending December 31, 2015, the Compensation Committee held a special meeting on January 8, 2016 to review, certify, and settle the issuance of shares to executive officers. The Company’s TSR was 66% during the three-year performance cycle, which placed the Company at the 73rd percentile among the S&P 400 Utilities Index. Based on these results, our CEO and our other NEOs earned 130% of the performance share awards granted in 2013. Accrued cash dividend equivalents were paid out on performance shares covered by the 2013 grant.

	Realized Value Received
NEO	Performance Share Awards
	#	Value	Dividend Equivalents	Total Realized Value
S. L. Morris	55,250	$1,939,828	$210,503	$2,150,330
M. T. Thies	15,600	$547,716	$59,436	$607,152
D. P. Vermillion	16,250	$570,538	$61,913	$632,450
M. M. Durkin	15,600	$547,716	$59,436	$607,152
K. S. Feltes	15,600	$547,716	$59,436	$607,152

Restricted Stock Units

The Company awards RSUs to improve retention and link compensation to the value of the Company common stock. For all NEOs and other executive officers other than our CEO, the vesting of RSUs is time-based, and the RSUs vest and shares are issued in three equal annual increments, provided the executive remains employed by the Company on the last day of each year of the three-year period. Dividend equivalents on time-based RSUs accrue and are paid in cash if and when the underlying RSUs vest. If the related RSUs are forfeited, the accrued cash dividends are also forfeited.

Individual grant amounts are set at the beginning of each year. The Compensation Committee compares long-term incentive opportunity levels against the Proxy Peer Group. As discussed previously, the Compensation Committee targets overall total compensation levels that include base salaries, short-term incentives and long-term incentives within a range of 15% above or below the market median. The table below shows the changes made to the target number of RSU grants in 2015 for the 2015 through 2017 vesting period for our NEOs. As discussed previously, adjustments were made to the number of RSUs granted to our NEOs to account for the increase in our share price.

	2014 Grant(#)	% Change	2015 Grant(#)
S. L. Morris	15,100	(12.0%)	13,280
M. T. Thies	4,800	(12.0%)	4,220
D. P. Vermillion	3,875	11.0%	4,300
M. M. Durkin	3,750	(12.0%)	3,300
K. S. Feltes	3,750	(10.1%)	3,372

For our CEO, the RSUs vest and shares are issued in three equal annual increments provided our CEO remains employed by the Company on the last day of each year of the three-year period and the Company has attained the performance target. In order for any annual portion of our CEO’s RSUs to vest, the Company’s ROE for the year must exceed a hurdle rate equal to the Company’s weighted average cost of debt. Dividend equivalents accrue on the unvested RSUs and, if the performance target is met, the dividend equivalents are paid in cash at the same time that the underlying RSUs vest and are issued in shares. If the Company does not achieve the minimum ROE performance target for the year, no shares or dividend equivalents are earned by our CEO.

Using a weighted average cost of debt, the Compensation Committee determined early in 2015 that a 5.54% ROE hurdle rate was appropriate for 2015. For 2015, we achieved an ROE of 8.17% and the hurdle rate was met; therefore, one-third of our CEO’s RSUs granted during each of 2013, 2014, and 2015 vested and shares were issued along with the associated cash dividend equivalents.

	Realized Value Received
NEO	Restricted Stock Units			Total Realized Value
	#	Value	Dividend Equivalents
S. L. Morris	13,493	$507,202	$36,140	$543,342
M. T. Thies	4,007	$140,445	$11,114	$151,560
D. P. Vermillion	3,759	$131,753	$10,449	$142,202
M. M. Durkin	3,350	$117,418	$8,976	$126,394
K. S. Feltes	3,374	$118,259	$9,071	$127,330

Perquisites

The Company does not provide any perquisites or personal benefits to our CEO or any other NEO.

Other Benefits

The majority of regular employees, including our NEOs, are eligible for the Company’s defined benefit plan, the Company’s 401(k) plan, health and dental coverage, Company-paid term life insurance, disability insurance, paid time off, and paid holidays.

The Company’s retirement plan provides a traditional retirement benefit based on employees’ compensation and years of credited service. Earnings credited for retirement purposes represent the final average annual base salary of the employee for the highest 36 consecutive months during the last 120 months of service with the Company.

Supplemental Executive Retirement Plan

In addition to the Company’s retirement plan for all employees, the Company provides additional pension benefits through the SERP to the Company’s executive officers. Details of the SERP benefits and the amounts accrued by each NEO are found in the Pension Benefits section on page 63.

The Compensation Committee believes the pension plans and the SERP are an important part of our NEOs compensation. These plans are market competitive within the energy/utility industry and serve a critically important role in the retention of senior executives. The benefits increase each year these executives remain employed, thereby encouraging our most senior executives to remain employed and continue their work on behalf of shareholders.

Executive Deferred Compensation

The Company also maintains an Executive Deferred Compensation Plan (the “EDC Plan”). Each NEO may voluntarily participate in this EDC Plan on the same terms and conditions as all other eligible employees who reach a set compensation level. This EDC Plan is competitive in the market and provides eligible employees and executives with a tax-efficient savings method. Additional information about this EDC Plan, including 2015 contributions and year-end account balances, can be found in the Non-Qualified Deferred Compensation Plan table on page 64.

Company Self-Funded Death Benefit Plan

To provide death benefits to beneficiaries of executive officers who die during their term of office, the Company maintains an executive death benefit plan that will provide an executive officer’s designated beneficiary with a lump sum payment equal to twice the executive officer’s final annual base salary, payable within 30 days of the executive’s death. Prior to January 1, 2008, the plan continued to provide the death benefit to the beneficiaries of executives who died after retirement. Effective January 1, 2008, the post-retirement death benefit was eliminated for any individual who became an executive officer after that date. Individuals who were executive officers prior to January 1, 2008 continue to be eligible for the post-retirement death benefit. For an officer who is eligible for the post-retirement death benefit, in the event of his or her death after retirement, the designated beneficiary will receive a lump sum equal to twice the retired executive officer’s total annual pension benefit. Death benefits are paid from the general assets of the Company. The present value of this benefit for each NEO can be found in the Potential Payment Upon Termination or Change in Control Tables starting on page 65.

Supplemental Executive Disability Plan

The Supplemental Executive Disability Plan provides benefits to the Company’s executive officers who become disabled during employment. The plan provides a benefit equal to 60% of the executive officer’s annual salary at the date of disability reduced by the aggregate amount, if any, of disability benefits provided for under the Company’s Long-Term Disability Plan for employees, workers’ compensation benefits, and any benefit payable under provisions of the Federal Social Security Act. Benefits will be payable until the earlier of the executive officer’s date of retirement or age 65. The present value of this benefit for each NEO can be found in the Potential Payment Upon Termination or Change in Control Tables on page 65.

Change in Control and Severance Benefits

The Compensation Committee believes it is in the interest of shareholders to provide severance to our executive officers in the event of a CIC, thereby reducing the inherent conflict of our executive officers pursuing a transaction that may result in their personal job loss. In 2015, none of the executive officers were eligible for any severance benefits, except for termination in connection with a CIC. The Company offers no CIC agreements that provide cash severance benefits in excess of three times base salary and bonus. The Company’s CIC agreements all have double triggers that provide for a severance payment only upon the occurrence of both a CIC and qualified termination.

Additional information regarding the CIC agreements, including definitions of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2015, due to a CIC, is found in the Potential Payment Upon Termination or Change in Control Tables on page 65.

CIC agreements entered into on or after November 13, 2009 do not provide for excise tax gross-ups. CIC agreements entered into before that date contain gross-ups, but the gross-up provisions have been modified to eliminate the gross-up payment if the golden parachute excise tax imposed by Code Sections 280G and 4999 could be avoided by reducing an executive’s total CIC payments (other than the gross-up) by 10% or less.

Code Section 162(m)

Code Section 162(m) limits the tax deduction that a publicly held corporation may take with respect to annual compensation in excess of $1 million for any fiscal year paid to certain executive officers. As defined by the Code, the $1 million limit does not apply to compensation that qualifies as “performance-based” compensation. When consistent with the Company’s compensation philosophy and objectives, the Compensation Committee structures its compensation plans so that the related compensation expense may be deductible for tax purposes. However, in light of the need to maintain flexibility in administering our executive compensation program, the Compensation Committee retains discretion to recommend to the Board executive compensation that may not be deductible.

Compensation Governance Matters

Recoupment Policy

The Compensation Committee believes that if the Company is required to prepare an accounting restatement as a result of misconduct or a material error, incentive payouts based on the original results should be revised. Therefore, the Board has adopted a formal recoupment policy applicable to incentive compensation awards. The policy authorizes the Company to recover incentive payouts if those payouts are based on performance results that are subsequently revised or restated to levels that would have produced payouts lower than the original incentive plan payouts. If misconduct or material error results in a restatement of financial results, the Compensation Committee may recommend that the Board either require forfeiture of incentive awards or seek to recover appropriate portions of the executive officer’s compensation for the relevant period, in addition to other disciplinary actions that might be appropriate based on the circumstances. The Board, in its discretion, would determine when the need for a recoupment is triggered, to whom the recoupment would apply and the recoupment mechanism.

Stock Ownership Guidelines

The Board has implemented a stock ownership policy for the Company’s executive officers. The policy requires executive officers to own shares and achieve set ownership levels based on a formula designated as a multiple of salary within a target timeframe of five years from their employment date or date of promotion, as described within the program guidelines. The value for each executive’s ownership level is based on the closing stock price as reported on the day on which the Compensation Committee holds a special meeting to review, certify, and settle the issuance of shares to executive officers.

The objectives of our stock ownership policy are to:

•	Strengthen alignment of the executives’ financial interests with those of shareholders;

•	Enhance executive long-term perspective and focus on shareholder value growth;

•	Reinforce “pay at risk” philosophy and provide an additional basis for sharing in Company success or failure as reflected in shareholder returns; and

•	Align Company practice with corporate governance best practices.

The specific ownership requirements and certain other components of the policy are as follows:

Requirement	Ownership Definition	Retention Requirement

• CEO—5 times salary • SVPs—2.5 times salary • VPs—1 times salary	• Direct holding and family holdings • Shares held in 401(k) • Shares held in Executive Deferred Compensation Account • Unvested time-based RSUs	Officers must retain 50% of the net shares received upon restricted stock release or issuance of performance shares earned until the ownership level is achieved.

Annually in February, the Compensation Committee reviews the ownership levels to assure adherence to the guidelines. In 2016, the Compensation Committee conducted its annual review to assess that each officer was at or moving toward the required ownership level for his or her position. Although several officers had not yet met the required ownership level, after review, the Compensation Committee determined that those officers were making appropriate progress toward the required level.

Anti-Hedging Policy

The anti-hedging policy in the Company’s insider trading policy expressly prohibits all directors, NEOs, and other officers from engaging in a short sale, pledging, or hedging the economic interest in the Company shares they hold.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the CD&A with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in the Company’s Annual Report on Form 10-K and in this proxy statement.

Members of the Compensation & Organization Committee of the Board

John Taylor—Chair	Rebecca Klein	John Kelly

Compensation Committee Interlocks and Insider Participation

There are no “Compensation Committee interlocks” or “insider participation” relationships that SEC regulations or NYSE listing standards would require to be disclosed in this proxy statement.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table—2015

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total Compensation ($)
S. L. Morris	2015	$804,231		$1,945,304	$704,170	$176,319	$11,925	$3,641,949
Chairman,	2014	$747,114	$191,506	$1,540,351	$1,120,642	$1,613,380	$238,340	$5,451,333
President & CEO	2013	$723,461		$1,305,334	$813,894	$0	$53,255	$2,895,944

M. T. Thies	2015	$421,769		$618,285	$221,576	$97,970	$15,900	$1,375,501
Sr. Vice President,	2014	$396,462	$153,127	$489,648	$356,806	$211,017	$61,474	$1,668,534
CFO & Treasurer	2013	$386,538		$357,720	$289,904	$29,911	$15,300	$1,079,373

D. P. Vermillion	2015	$387,520		$629,821	$203,583	$162,606	$14,850	$1,398,380
Sr. Vice President	2014	$357,251		$395,289	$321,517	$671,920	$14,850	$1,760,827
& ECO	2013	$344,309		$371,974	$258,231	$0	$14,429	$988,943

M. M. Durkin	2015	$356,155		$483,169	$187,106	$144,278	$11,925	$1,182,633
Sr. Vice President,	2014	$330,347	$121,127	$382,538	$297,304	$281,334	$57,574	$1,470,224
General Counsel & CCO	2013	$314,037		$357,720	$235,528	$46,781	$11,475	$965,541

K. S. Feltes	2015	$320,845		$493,205	$168,556	$170,254	$11,925	$1,164,785
Sr. Vice President, CHRO	2014	$297,115	$104,127	$382,538	$267,396	$411,178	$57,574	$1,519,928
& Corporate Secretary	2013	$282,308		$357,720	$211,731	$20,422	$11,475	$883,656

(1)	Amounts earned in the applicable year; includes regular pay, paid time-off and holiday pay. Note that Base Salary Earned of $804,231 for Mr. Morris was higher than target due to an extra payroll period in 2015. The total amounts shown in this column also include any amounts that an NEO elected to defer in accordance with the Executive Deferred Compensation Plan. (See the “Non-Qualified Deferred Compensation Plan” table on page 64 for more information.)

(2)	Values shown represent the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 “Compensation—Stock Compensation” for RSUs and performance share awards granted in each of the years reported. Assumptions used in the calculation of these amounts are included in Note 1 of the Company’s audited financial statements for the year ended December 31, 2015 included in the Company’s Annual Report on Form 10-K filed with the SEC. In the case of performance share awards, the amounts reported in the Stock Awards column represent the aggregate grant date fair value of the target number of performance shares that may become vested if the applicable performance criteria are satisfied, and computed in accordance with ASC 718. The aggregate grant date fair value for the target number of performance shares was calculated by using a Monte Carlo simulation, which produces a probable value for the awards. Performance share awards vest at the end of the vesting term, however the number of shares delivered vary based upon the attained level of performance and may range from 0 to 2.0 times the target number of performance shares awarded. For the 2015 performance share grant, if the maximum level of performance is achieved and using the closing stock price of $35.37 as reported on December 31, 2015 to calculate the value and add the dividend equivalents using an annual amount of $1.32 per share as declared in 2015 multiplied by three years, then the value of the payouts would be: Mr. Morris $3,134,208; Mr. Thies $996,229; Mr. Vermillion $1,014,714; Ms. Durkin $778,341; and Ms. Feltes $794,230.
(3)	Amounts shown represent the annual short-term cash incentive awards paid in 2016 that were earned by our NEOs for 2015 performance in accordance with the 2015 Executive Officer Annual Cash Incentive Plan.
(4)	Any increase in the present value of the accrued pension benefit at normal retirement age (the earliest age at which retirement benefits may be received by the NEO without any reduction in benefits) for any NEO between December 31, 2014 and December 31, 2015 is reported in this column. All NEOs experienced an increase in the present value of their respective accrued pension benefits during 2015. The present value as of December 31, 2015 utilizes the RP2014 mortality table with generational projection for males and females and a 4.58% discount rate for the retirement plan and a 4.43% discount rate for the SERP. Differences in the present value from year to year are attributable to increases in final average pay, additional service, discount rates fluctuations and mortality assumptions. There were no above-market earnings for the Company’s Executive Deferred Compensation Plan.
(5)

Includes employer matching contributions under both the EDC Plan and the Investment and Employee Stock Ownership Plan (the “401(k) plan”). The Company makes matching contributions on behalf of all its employees who make regular contributions of their wages, salary, cash incentive, and overtime to the 401(k) plan during the plan year. The Company matching contribution to the 401(k) plan is equal to $0.75 for every $1.00 of regular employee contributions up to a maximum 6% of compensation for non-union employees hired prior to January 1, 2006. For non-union employees hired after that date, the Company matching contribution is equal to $1.00 for every $1.00 of regular employee contributions up to a maximum of 6% of compensation. The Company matching contribution under the EDC Plan is equal to $0.75 for every $1.00 contributed up to a maximum of 6% of the executive’s base pay less the maximum contribution allowed under the 401(k) plan assuming the participant has contributed the maximum allowed by law. Amounts shown in the All Other Compensation column for 2015 include the following:

Name	EDC Plan Company Match	401(k) plan Company Match	Total All Other Compensation
S. L. Morris		$11,925	$11,925
M. T. Thies		$15,900	$15,900
D. P. Vermillion	$2,925	$11,925	$14,850
M. M. Durkin		$11,925	$11,925
K. S. Feltes		$11,925	$11,925

Grants of Plan-Based Awards—2015

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)

Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
S. L. Morris
Annual Cash Award	02/05/15	$468,000	$780,000	$1,170,000
Performance Award	02/05/15				15,938	39,845	79,690		$1,450,358
Restricted Stock Units (4)	02/05/15					13,280	13,280		$ 494,946
M. T. Thies
Annual Cash Award	02/05/15	$146,880	$244,800	$367,200
Performance Award	02/05/15				5,066	12,665	25,330		$ 461,006
Restricted Stock Units	02/05/15							4,220	$ 157,279
D. P. Vermillion
Annual Cash Award	02/05/15	$135,540	$225,900	$338,850
Performance Award	02/05/15				5,160	12,900	25,800		$ 469,560
Restricted Stock Units	02/05/15							4,300	$ 160,261
M. M. Durkin
Annual Cash Award	02/05/15	$124,200	$207,000	$310,500
Performance Award	02/05/15				3,958	9,895	19,790		$ 360,178
Restricted Stock Units	02/05/15							3,300	$ 122,991
K. S. Feltes
Annual Cash Award	02/05/15	$111,960	$186,600	$279,900
Performance Award	02/05/15				4,039	10,097	20,194		$ 367,531
Restricted Stock Units	02/05/15							3,372	$ 125,674

(1)	The grant date is the date the Compensation Committee and/or the Board approves the grant of performance share awards, RSUs or non-equity incentive awards.
(2)	Potential annual cash incentive awards granted to NEOs for 2015 performance in accordance with the 2015 Executive Officer Annual Cash Incentive Plan. The amounts actually paid to our NEOs for 2015 performance appear in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. See the CD&A for further explanation.
(3)	Performance share awards are granted under the LTIP and vest over a three-year period. The number of shares earned at the end of the three-year performance period depends on the level of performance achieved. See the CD&A for further explanation.
(4)	In 2015, Mr. Morris was awarded RSUs under the LTIP that vest over a three-year period. One-third of the shares vest and shares are issued on an annual basis, provided that Mr. Morris is employed on the last day of the year and the Company achieves the minimum annual ROE performance target established for that year. Dividend equivalents accrue on the unvested RSUs and, if the performance target is met, are paid in cash at the same time the underlying RSUs vest. Therefore, if the Company does not achieve the annual ROE performance target or if the CEO’s employment ends prior to the last day of the vesting period, no RSUs or dividend equivalents are earned. See the CD&A for further explanation.
(5)

In 2015, our NEOs, other than Mr. Morris, were awarded RSUs under the LTIP that vest over a three-year period. One-third of the shares vest and shares are issued on an annual basis, provided that the NEO is employed on the last day of the vesting period. Dividend equivalents accrue on the unvested RSUs and are paid in cash at the same time the underlying RSUs vest. Therefore, if an NEO’s employment ends prior to the last day of the vesting period, no RSUs or dividend equivalents are earned.

(6)	The amounts shown for the grant date fair value of the target number of performance share awards were calculated in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 1 of the Company’s audited financial statements for the year ended December 31, 2015 included in the Company’s Form 10-K filed with the SEC on February 24, 2016. The grant date fair value for the target number of performance shares was calculated using a Monte Carlo simulation to produce a probable value for the awards, which resulted in a fair value per share lower than the closing price per share on the grant date.

Employment Agreements

We currently do not have employment agreements with our NEOs, with the exception of Ms. Durkin and Mr. Thies. Please refer to the “Pension Benefits” Table on page 63 for a discussion of the provisions that relate to the grant of additional service credit for pension purposes, and to the “Potential Payments Upon Termination or Change in Control” discussion on page 65, for a discussion of the change in control provisions.

Outstanding Equity Awards at Year-End—2015 (1)

Name	Date of Grant	Stock Awards
		Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(4)
S. L. Morris	02/06/2014			45,300	$3,204,522
S. L. Morris	02/06/2014			5,033	$178,017
S. L. Morris	02/05/2015			39,845	$2,818,635
S. L. Morris	02/05/2015			8,853	$313,131
M. T. Thies	02/06/2014			14,400	$1,018,656
M. T. Thies	02/06/2014	1,600	$56,592
M. T. Thies	02/05/2015			12,665	$895,922
M. T. Thies	02/05/2015	2,813	$99,496
D. P. Vermillion	02/06/2014			11,625	$822,353
D. P. Vermillion	02/06/2014	1,291	$45,663
D. P. Vermillion	02/05/2015			12,900	$912,546
D. P. Vermillion	02/05/2015	2,866	$101,370
M. M. Durkin	02/06/2014			11,250	$795,825
M. M. Durkin	02/06/2014	1,250	$44,213
M. M. Durkin	02/05/2015			9,895	$699,972
M. M. Durkin	02/05/2015	2,200	$77,814
K. S. Feltes	02/06/2014			11,250	$795,825
K. S. Feltes	02/06/2014	1,250	$44,213
K. S. Feltes	02/05/2015			10,097	$714,262
K. S. Feltes	02/05/2015	2,248	$79,512

(1)	All of the 2013-2015 awards were settled at the end of 2015. Please see the “Stock Vested 2015” table for more information.
(2)	Number of time-based RSUs that remain unvested as of December 31, 2015. (RSUs vest and shares are issuable over a three-year period, provided the NEO remains employed on the last day of each year of the vesting period.)
(3)	The market value of RSUs is based on the closing stock price ($35.37) as reported on December 31, 2015.
(4)	Performance share awards reflect the number of performance shares at the target performance level. The market value is based on the closing stock price ($35.37) as reported on December 31, 2015. The value for the 2014 performance share award is shown at the maximum level (200%) based on results (greater than target) for the first two years of the 2014-2016 performance period. The value for the 2015 performance share awards are shown at the maximum level (200%) based on results (greater than target) for the first year of the 2015-2017 performance period.

Stock Vested—2015

	Stock Awards(1)(2)
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

S. L. Morris	55,250	(1)	$1,939,828
S. L. Morris	4,033	(3)	$151,600
S. L. Morris	5,033	(3)	$189,190
S. L. Morris	4,427	(3)	$166,411
M. T. Thies	15,600	(1)	$547,716
M. T. Thies	1,000	(2)	$35,050
M. T. Thies	1,600	(2)	$56,080
M. T. Thies	1,407	(2)	$49,315
D. P. Vermillion	16,250	(1)	$570,538
D. P. Vermillion	1,033	(2)	$36,207
D. P. Vermillion	1,292	(2)	$45,285
D. P. Vermillion	1,434	(2)	$50,262
M. M. Durkin	15,600	(1)	$547,716
M. M. Durkin	1,000	(2)	$35,050
M. M. Durkin	1,250	(2)	$43,813
M. M. Durkin	1,100	(2)	$38,555
K. S. Feltes	15,600	(1)	$547,716
K. S. Feltes	1,000	(2)	$35,050
K. S. Feltes	1,250	(2)	$43,813
K. S. Feltes	1,124	(2)	$39,396

(1)	For the performance period ended December 31, 2015, our total shareholder return placed us in the 73rd percentile of companies included in our peer group, which resulted in issuing 130% of the performance shares granted in 2013 for the 2013-2015 performance period and the related dividend equivalents.
(2)	Our NEOs were granted RSUs in 2013, 2014 and 2015, of which one-third vests each year if an NEO remains employed on December 31. Therefore, one-third of each grant vested. Our NEOs received the last one-third of their RSUs granted in 2013 and one-third of their RSUs granted in 2014 and 2015. Value is based on the closing stock price ($35.05) as reported on January 4, 2016, the day on which the shares were issuable to the recipient. Dividend equivalents were paid in cash at the same time the underlying RSUs vested.
(3)	Mr. Morris was granted RSUs in 2013, 2014 and 2015, of which one-third vests each year based on his continued employment on December 31 and the Company achieving the minimum ROE performance target. The 2015 performance target for the portion of the 2013, 2014 and the 2015 RSUs that could vest at the end of 2015 was 5.54%. During 2015, we achieved an ROE of 8.17%, which exceeded the target and resulted in vesting of one-third of each of the three grants. Value is based on the closing stock price ($37.59) as reported on February 4, 2016, the day the Compensation Committee certified that the performance target was met and the shares were issuable. Dividend equivalents were paid in cash at the same time the underlying RSUs vested.

Pension Benefits—2015

The table below reflects benefits accrued under the Retirement Plan for Employees and the two SERPs (for purposes of the discussion below, we refer to both the pre-2005 SERP and the post-2004 SERP as the “SERP”) for our NEOs. The Company’s Retirement Plan for Employees provides a retirement benefit based upon employees’ compensation and years of credited service. The retirement benefit under the Retirement Plan is based on a participant’s final average annual base salary for the highest 36 consecutive months during the last 120 months of service with the Company. Base salary for our NEOs is the amount under “Salary” in the Summary Compensation Table.

The SERP provides additional pension benefits to executive officers of the Company, who have attained the age of 55 and a minimum of 15 years of vesting service with the Company. The SERP is intended to provide benefits to executive officers whose pension benefits under the Company’s Retirement Plan are reduced due to the application of limitations on qualified plans under the Code and the deferral of salary pursuant to the EDC Plan. When combined with the Retirement Plan, the SERP will provide benefits to executive officers, other than our CEO, who retire at age 62 or older, of 2.5% of the final average annual base salary during the highest 60 consecutive months during the last 120 months of service for each credited year of service up to 30 years. When combined with the Retirement Plan, the SERP will provide higher benefits to our CEO, if he retires on or after age 65, of 3% of final average base salary during the highest 60 consecutive months during the last 120 months of service for each credited year of service up to 30 years. Benefits will be reduced for executives who retire before age 62. Reductions are either 4% or 5% for each year of retirement before age 62 as prescribed in the Retirement Plan.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Year ($)
S. L. Morris	Retirement Plan	34.17	$1,972,877	$0
	SERP—pre 2005(2)	23.17	$166,804	$0
	SERP 2005+(3)	30.00	$4,721,721	$0
M. T. Thies (4)	Retirement Plan	7.25	$206,272	$0
	SERP—pre 2005(2)	NA	NA	$0
	SERP 2005+(3)	7.25	$422,416	$0
D. P. Vermillion	Retirement Plan	27.83	$1,356,207	$0
	SERP—pre 2005(2)	16.83	$206,782	$0
	SERP 2005+(3)	27.83	$1,044,806	$0
M. M. Durkin (5)	Retirement Plan	10.42	$474,957	$0
	SERP—pre 2005(2)	NA	NA	$0
	SERP 2005+(3)	10.42	$604,839	$0
K. S. Feltes	Retirement Plan	17.67	$968,055	$0
	SERP—pre 2005(2)	6.67	NA	$0
	SERP 2005+(3)	17.67	$756,956	$0

(1)	SERP participants are limited to a maximum of 30 years of credited service under the SERP no matter how many years of service they actually have with the Company. Mr. Morris’ credit service under the SERP 2005+ Plan has reached the maximum of 30 years. This column represents number of years of benefit service.

(2)(3)	Effective January 1, 2005 the SERP was modified to comply with requirements of Code Section 409A. This plan is noted as SERP 2005+. The plan prior to this date, SERP pre-2005, is grandfathered and is not subject to Code Section 409A. SERP pre-2005 benefits were frozen as of December 31, 2004.
(4)	After ten years, Mr. Thies will receive a “two for one” credit for vesting service only for each completed year of full-time service from year ten through year 12 (employment service). His ten-year employment anniversary triggers commencement of the additional vesting service credit. There is no “two for one” credit prior to completion of his tenth year of employment or after completion of his twelfth year of employment.
(5)	After five years, Ms. Durkin began to receive a “two for one” credit for vesting service only for each completed year of full-time service from year six through year ten (employment service). Her five-year employment anniversary triggered commencement of the additional vesting service credit. There is no “two for one” credit after completion of her tenth year of employment.

Non-Qualified Deferred Compensation Plan—2015

The following table shows the non-qualified deferred compensation activity for our NEOs accrued through December 31, 2015:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year (Company Match) ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
S. L. Morris	$0	$0	$9,569	$0	$479,813
D. P. Vermillion	$2,000	$2,925	$0	$0	$1,654,030

(1)	Eligible employees may elect to defer up to 75% of their base annual salary and up to 100% of their annual bonus. This column represents deferrals of this compensation during the last year. See the Summary Compensation Table on page 56 for further explanation.
(2)	The Company matching contribution under the EDC Plan is equal to $0.75 for every $1.00 contributed up to a maximum of 6% of the executive’s base pay less the maximum contribution allowed under the 401(k) plan assuming the participant has contributed up to the limit set forth in Code Section 402(g) for the plan year. See “All Other Compensation” column of the Summary Compensation Table for further explanation.
(3)	Earnings reflect the market returns of the NEO’s respective investment allocations. The earnings accrued for deferred compensation are determined by actual earnings of Avista common stock and selected mutual funds. None of the earnings are included as compensation on the Summary Compensation Table since none are above market earnings. The Compensation Committee selects the mutual funds that are available for investment under the EDC Plan, and the participants may allocate their accounts among these investments, including Avista common stock.

Potential Payment Upon Termination or Change in Control

The Company has CIC agreements with all of our NEOs. The cash components are paid in a lump sum and are based on a multiple of base salary. There are no CIC agreements that exceed three times base salary and bonus. The CIC agreements all have double triggers that provide for a severance payment only upon the occurrence of both a CIC and an adverse impact on an NEO’s employment.

Specifically, an NEO receives payments only if, in connection with a CIC, the executive officer’s employment is terminated involuntarily by the Company or voluntarily by the officer for good reason. Good reason includes assignment of any duties inconsistent with the executive officer’s position, authority, duties or responsibilities or any other action that results in a material diminution in such position, authority, duties or responsibilities or material diminution in the executive’s base annual salary, or requiring the executive officer to be based at any location over 50 miles from the location the executive officer was assigned to preceding the CIC.

The agreements also provide compensation and benefits to our NEOs during employment following a CIC of the Company. Pursuant to the terms of the agreements, during the two or three years following a CIC of the Company, an NEO will receive an annual base salary equal to at least 12 times the highest monthly base salary paid to such executive officer in the 12 months preceding the CIC. In addition, each NEO will receive an annual bonus at least equal to such executive officer’s highest bonus paid by the Company under the Company’s Executive Officer Annual Cash Incentive Plan for the three years preceding the CIC (the “Recent Annual Bonus”).

If employment is terminated by the Company without cause or by such executive officer for good reason during the first three years after a CIC, the executive officer will receive a payment equal to the sum of: (i) the earned but unpaid base salary due to such executive officer as of the date of termination; (ii) a proportionate annual bonus due to such executive officer for the portion of the year worked prior to the termination, based on the higher of the Recent Annual Bonus and the NEO’s annual bonus for the last year (the “Highest Annual Bonus”); and (iii) a lump sum payment equal to two or three times (depending on the officer’s level) the sum of the NEO’s annual base salary and the Highest Annual Bonus plus an amount equal to the 2010 bonus (paid in 2011). For all new CIC agreements entered into on or after November 11, 2010, “Highest Annual Bonus” has been changed to “target bonus.” The NEO will also receive all unpaid vacation pay, may continue to receive employee welfare benefits for up to a three-year period from the date of termination, and may receive outplacement assistance.

Prior to November 2009, our CIC agreements provided that if any payments to the NEO would be subject to the excise tax on excess parachute payments imposed by Code Section 4999, then such executive officer may be entitled to a gross-up payment from the Company to cover the excise tax and any additional taxes on the gross-up payment. In November 2009, the Board eliminated the excise tax gross-up benefit for all new CIC agreements entered into on or after November 13, 2009. Agreements already in place on that date have since been modified to provide that if payments (other than the gross-up payment) to the NEO do not exceed 110% of the maximum amount the NEO could receive without triggering the excise tax, the payments to such executive officer will be reduced to that maximum amount and such executive officer will not receive a gross-up payment.

The excise tax amount in the tables below is based on the Company’s best estimate of the individual’s liabilities under Code Sections 280G and 4999, assuming the NEO was terminated in connection with a CIC on December 31, 2015, and that the payments could not be reduced in accordance with the change described above.

If employment terminates for any reason other than for retirement, death or disability during a performance cycle, all performance-based awards are forfeited. If employment terminates due to retirement, death or disability, the payment amount is still determined at the end of the three-year performance cycle and is prorated based on the number of months of active service during the cycle. If employment terminates in connection with a CIC, RSUs are fully accelerated and performance shares have prorated acceleration based on target performance.

Payments required by these agreements, as well as payments provided by the other Company compensation arrangements described above, are summarized in the tables below.

	Potential Payment Upon Termination or Change in Control(1)
	Termination Without Cause or With Good Reason after a Change in Control	Voluntary Termination	Retirement	Death	Disability	Involuntary Termination With or Without Cause
Scott L. Morris
Chairman, President & CEO
Compensation Components
Severance (2)	$6,822,568	$0	$0	$0	$0	$0
Value of Accelerated Equity (3)	$3,547,681	$0	$3,278,323	$3,278,323	$3,278,323	$0
Retiree Medical (4)	$0	$0	$0	$0	$0	$0
Health Benefits (5)	$39,426	$0	$0	$0	$0	$0
Death Benefit (6)	$0	$0	$0	$1,560,000	$0	$0
Supplemental Disability Benefit (7)	$0	$0	$0	$0	$2,301,326	$0
Section 280G Tax Gross-Up	$3,559,946	$0	$0	$0	$0	$0

Total	$13,969,621	$0	$3,278,323	$4,838,323	$5,579,649	$0

(1)	All scenarios assume termination occurred on December 31, 2015 and a stock price of $35.37, the closing price of Company stock on that date.
(2)	Amount equals three times the sum of the executive’s annual base pay and the Highest Annual Bonus, plus an amount equal to the Highest Annual Bonus (2014 bonus, paid in 2015) prorated for the current fiscal year (($780,000+$1,120,642)×3)+$1,120,642.
(3)

Assumes full acceleration of RSUs and prorated acceleration of performance shares (granted in 2014 and 2015) upon termination in connection with a CIC, and also assumes prorated acceleration of performance shares and RSUs in the event of death, disability, and retirement, and assumes all shares are forfeited in the event of voluntary or involuntary termination with cause. Under death, disability, and retirement, achievement of performance goals were assumed to be 100%, although in actuality the participant must wait until the end of the performance period to receive his/her prorated amount using the actual performance for the entire measurement period.

(4)	Retiree medical benefits are generally available to all employees who meet age and service eligibility requirements.
(5)	For a CIC, Mr. Morris would be credited with two years of continued health coverage based upon coverage elected and cost of health coverage as of December 31, 2015.
(6)	The “death benefit” is explained in the CD&A under Company Self-Funded Death Benefit Plan. Amount shown is twice the annual base salary and is paid in a lump sum.
(7)	The supplemental disability benefit is 60% of base annual pay and is comprised of benefits available from the Avista Supplemental Executive Disability Plan, Long-term Disability Plan, Workers Compensation (if applicable), and Social Security. Amount shown is the present value of the annual disability benefit payable to age 65. Present value was determined by using an interest rate of 4.43% and the RP2014 mortality table with generational projection for males and females.

	Potential Payment Upon Termination or Change in Control(1)
	Termination Without Cause or With Good Reason after a Change in Control	Voluntary Termination	Retirement	Death	Disability	Involuntary Termination With or Without Cause
Mark T. Thies
Senior Vice President, CFO & Treasurer
Compensation Components
Severance (2)	$2,651,224	$0	$0	$0	$0	$0
Value of Accelerated Equity (3)	$1,074,287	$0	$988,685	$988,685	$988,685	$0
Retiree Medical (4)	$0	$0	$0	$0	$0	$0
Health Benefits (5)	$39,426	$0	$0	$0	$0	$0
Death Benefit (6)	$0	$0	$0	$816,000	$0	$0
Supplemental Disability Benefit (7)	$0	$0	$0	$0	$1,665,356	$0
Section 280G Tax Gross-Up	$1,334,823	$0	$0	$0	$0	$0

Total	$5,099,760	$0	$988,685	$1,804,685	$2,654,041	$0

(1)	All scenarios assume termination occurred on December 31, 2015 and a stock price of $35.37, the closing price of Company stock on that date.
(2)	Amount equals three times the sum of the executive’s annual base pay and the Highest Annual Bonus, plus an amount equal to the Highest Annual Bonus (2014 bonus, paid in 2015) prorated for the current fiscal year (($408,000+$356,806)×3)+$356,806.
(3)

Assumes full acceleration of RSUs and prorated acceleration of performance shares (granted in 2014 and 2015) upon termination in connection with a CIC, and also assumes prorated acceleration of performance shares and RSUs after death, disability, and retirement, and assumes all shares are forfeited in the event of voluntary or involuntary termination with cause. Under death, disability, and retirement, achievement of performance goals were assumed to be 100%, although in actuality the participant must wait until the end of the performance period to receive his/her prorated amount using the actual performance for the entire measurement period.

(4)	Retiree medical benefits are generally available to all employees who meet age and service eligibility requirements.
(5)	For a CIC, Mr. Thies would be credited with two years of continued health coverage based upon coverage elected and cost of health coverage as of December 31, 2015.
(6)	The “death benefit” is explained in the CD&A under Company Self-Funded Death Benefit Plan. Amount shown is twice the annual base salary and is paid in a lump sum.
(7)	The supplemental disability benefit is 60% of base annual pay and is comprised of benefits available from the Avista Supplemental Executive Disability Plan, Long-term Disability Plan, Workers Compensation (if applicable), and Social Security. Amount shown is the present value of the annual disability benefit payable to age 65. Present value was determined by using an interest rate of 4.11% and the RP2014 mortality table with generational projection for males and females.

	Potential Payment Upon Termination or Change in Control(1)
	Termination Without Cause or With Good Reason after a Change in Control	Voluntary Termination	Retirement	Death	Disability	Involuntary Termination With or Without Cause
Dennis P. Vermillion
Sr. Vice President & ECO
Compensation Components
Severance (2)	$1,717,551	$0	$0	$0	$0	$0
Value of Accelerated Equity (3)	$1,002,364	$0	$919,696	$919,696	$919,696	$0
Retiree Medical (4)	$0	$0	$0	$0	$0	$0
Health Benefits (5)	$39,426	$0	$0	$0	$0	$0
Death Benefit (6)	$0	$0	$0	$753,000	$0	$0
Supplemental Disability Benefit (7)	$0	$0	$0	$0	$959,101	$0
Section 280G Tax Gross-Up	$927,439	$0	$0	$0	$0	$0

Total	$3,686,780	$0	$919,696	$1,672,696	$1,878,797	$0

(1)	All scenarios assume termination occurred on December 31, 2015 and a stock price of $35.37, the closing price of Company stock on that date.
(2)	Amount equals two times the sum of the executive’s annual base pay and the Highest Annual Bonus, plus an amount equal to the Highest Annual Bonus (2014 bonus, paid in 2015) prorated for the current fiscal year (($376,500+$321,517)×2)+$321,517.
(3)

Assumes full acceleration of RSUs and prorated acceleration of performance shares (granted in 2014 and 2015) upon termination in connection with a CIC, and also assumes prorated acceleration of performance shares and RSUs after death, disability, and retirement, and assumes all shares are forfeited in the event of voluntary or involuntary termination with cause. Under death, disability, and retirement, achievement of performance goals were assumed to be 100%, although in actuality the participant must wait until the end of the performance period to receive his/her prorated amount using the actual performance for the entire measurement period.

(4)	Retiree medical benefits are generally available to all employees who meet age and service eligibility requirements.
(5)	For a CIC, Mr. Vermillion would be credited with two years of continued health coverage based upon coverage elected and cost of health coverage as of December 31, 2015.
(6)	The “death benefit” is explained in the CD&A under Company Self-Funded Death Benefit Plan. Amount shown is twice the annual base salary and is paid in a lump sum.
(7)	The supplemental disability benefit is 60% of base annual pay and is comprised of benefits available from the Avista Supplemental Executive Disability Plan, Long-term Disability Plan, Workers Compensation (if applicable), and Social Security. Amount shown is the present value of the annual disability benefit payable to age 65. Present value was determined by using an interest rate of 4.11% and the RP2014 mortality table with generational projection for males and females.

	Potential Payment Upon Termination or Change in Control(1)
	Termination Without Cause or With Good Reason after a Change in Control	Voluntary Termination	Retirement	Death	Disability	Involuntary Termination With or Without Cause
Marian M. Durkin
Senior Vice President, General Counsel & CCO
Compensation Components
Severance (2)	$2,224,216	$0	$0	$0	$0	$0
Value of Accelerated Equity (3)	$949,900	$0	$882,976	$882,976	$882,976	$0
Retiree Medical (4)	$0	$0	$0	$0	$0	$0
Health Benefits (5)	$29,048	$0	$0	$0	$0	$0
Death Benefit (6)	$0	$0	$0	$690,000	$0	$0
Supplemental Disability Benefit (7)	$0	$0	$0	$0	$314,401	$0
Section 280G Tax Gross-Up	$1,128,519	$0	$0	$0	$0	$0

Total	$4,331,683	$0	$882,976	$1,572,976	$1,197,377	$0

(1)	All scenarios assume termination occurred on December 31, 2015 and a stock price of $35.37, the closing price of Company stock on that date.
(2)	Amount equals three times the sum of the executive’s annual base pay and the Highest Annual Bonus, plus an amount equal to the Highest Annual Bonus (2014 bonus, paid in 2015) prorated for the current fiscal year (($345,000+$297,304)×3)+$297,304.
(3)	Assumes full acceleration of RSUs and prorated acceleration of performance shares (granted in 2014 and 2015) upon termination in connection with a CIC, and also assumes prorated acceleration of performance shares and RSUs after death, disability, and retirement, and assumes all shares are forfeited in the event of voluntary or involuntary termination with cause. Under death, disability, and retirement, achievement of performance goals were assumed to be 100%, although in actuality the participant must wait until the end of the performance period to receive his/her prorated amount using the actual performance for the entire measurement period.

(4)	Retiree medical benefits are generally available to all employees who meet age and service eligibility requirements.
(5)	For a CIC, Ms. Durkin would be credited with two years of continued health coverage based upon coverage elected and cost of health coverage as of December 31, 2015.
(6)	The “death benefit” is explained in the CD&A under Company Self-Funded Death Benefit Plan. Amount shown is twice the annual base salary and is paid in a lump sum.
(7)	The supplemental disability benefit is 60% of base annual pay and is comprised of benefits available from the Avista Supplemental Executive Disability Plan, Long-term Disability Plan, Workers Compensation (if applicable), and Social Security. Amount shown is the present value of the annual disability benefit payable to age 65. Present value was determined by using an interest rate of 4.11% and the RP2014 mortality table with generational projection for males and females.

	Potential Payment Upon Termination or Change in Control(1)
	Termination Without Cause or With Good Reason after a Change in Control	Voluntary Termination	Retirement	Death	Disability	Involuntary Termination With or Without Cause
Karen S. Feltes
Senior Vice President, CHRO & Corporate Secretary
Compensation Components
Severance (2)	$2,002,584	$0	$0	$0	$0	$0
Value of Accelerated Equity (3)	$936,351	$0	$868,334	$868,334	$868,334	$0
Retiree Medical (4)	$0	$0	$0	$0	$0	$0
Health Benefits (5)	$29,048	$0	$0	$0	$0	$0
Death Benefit (6)	$0	$0	$0	$662,000	$0	$0
Supplemental Disability Benefit (7)	$0	$0	$0	$0	$293,182	$0
Section 280G Tax Gross-Up	$1,039,617	$0	$0	$0	$0	$0

Total	$4,007,600	$0	$868,334	$1,490,334	$1,161,516	$0

(1)	All scenarios assume termination occurred on December 31, 2015 and a stock price of $35.37, the closing price of Company stock on that date.
(2)	Amount equals three times the sum of the executive’s annual base pay and the Highest Annual Bonus, plus an amount equal to the Highest Annual Bonus (2014 bonus, paid in 2015) prorated for the current fiscal year (($311,000+$267,396)×3)+$267,396.
(3)	Assumes full acceleration of RSUs and prorated acceleration of performance shares (granted in 2014 and 2015) upon termination in connection with a CIC, and also assumes prorated acceleration of performance shares and RSUs after death, disability, and retirement, and assumes all shares are forfeited in the event of voluntary or involuntary termination with cause. Under death, disability, and retirement, achievement of performance goals were assumed to be 100%, although in actuality the participant must wait until the end of the performance period to receive his/her prorated amount using the actual performance for the entire measurement period.

(4)	Retiree medical benefits are generally available to all employees who meet age and service eligibility requirements.
(5)	For a CIC, Ms. Feltes would be credited with two years of continued health coverage based upon coverage elected and cost of health coverage as of December 31, 2015.
(6)	The “death benefit” is explained in the CD&A under Company Self-Funded Death Benefit Plan. Amount shown is twice the annual base salary and is paid in a lump sum.
(7)	The supplemental disability benefit is 60% of base annual pay and is comprised of benefits available from the Avista Supplemental Executive Disability Plan, Long-term Disability Plan, Workers Compensation (if applicable), and Social Security. Amount shown is the present value of the annual disability benefit payable to age 65. Present value was determined by using an interest rate of 4.11% and the RP2014 mortality table with generational projection for males and females.

PROPOSAL 4— ADVISORY VOTE ON EXECUTIVE COMPENSATION

What are you voting on? Shareholders are being asked to approve, on an advisory basis, the compensation of the Company’s NEOs.

Voting Recommendation: The Board unanimously recommends a vote FOR this proposal and urges beneficial owners, if they are not the record holders, to instruct their brokers or other nominees to vote for Proposal 4.

As required by the Exchange Act, the Board is submitting a separate resolution, to be voted on by shareholders in a non-binding vote, approving, on an advisory basis, the Company’s executive compensation.

The text of the resolution in respect of this Proposal 4 is as follows:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s NEOs as disclosed in the Company’s proxy statement, pursuant to the compensation disclosure rules of the SEC, under the “CD&A,” “Executive Compensation Tables” and the related narrative disclosure.”

The Board recommends a vote for this resolution. As described in this proxy statement under the CD&A, the Company’s compensation program is designed to focus Company executives on the achievement of specific annual, long-term and strategic goals set by the Company. The goals are structured to align executives’ interests with those of shareholders by rewarding performance that maintains and improves shareholder value. The following features of the compensation structure reflect this approach:

•	Executive compensation programs have both short and long-term components.

•	Annual cash incentive components focus on both the actual results and the sustainability and quality of those results.

•	The total compensation program does not provide for guaranteed bonuses and has multiple performance measures.

•	The Company only has two executive employment agreements in place for NEOs, and they do not contain guarantees for salary increases, non-performance-based bonuses or equity compensation.

•

In 2010, the Company adopted a recoupment policy that authorizes the Board to recover incentive payouts based on performance results that are subsequently revised or restated to levels that would have produced payouts lower than the original incentive plan payouts.

The Board believes that the Company’s current executive compensation program properly focuses our executives on the achievement of specific annual, long-term and strategic goals. The Board also believes that the Company’s executive compensation program properly aligns the executives’ interests with those of shareholders.

Shareholders are urged to read the CD&A section of this proxy statement, which discusses in greater detail how the Company’s compensation program implements the specific goals set by the Company.

The Board recommends a vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s NEOs.

Although the advisory vote on Proposal 4 is non-binding, the Board and the Compensation Committee will review the results of the votes and, consistent with our record of shareholder engagement, are expected to take the outcome of the votes into consideration, along with other relevant factors, in making a determination concerning future executive compensation and the frequency of such advisory votes.

PROPOSAL 5— SHAREHOLDER PROPOSAL

What are you voting on? Shareholders are being asked to vote on a shareholder proposal requesting that the Board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws.

Voting Recommendation: The Board unanimously recommends a vote AGAINST this proposal.

The Company has been notified that a shareholder (the “Proponent”) or his representative intends to present the following proposal for consideration at the 2016 Annual Meeting. We are presenting the proposal and supporting statement as they were submitted to us by the Proponent. We do not necessarily agree with all of the statements contained in the proposal and the supporting statement, but we have limited our response to the most important points and have not attempted to address all the statements with which we disagree. The name, address and share ownership of the Proponent will be furnished upon oral and written request. The Board recommends a vote against this Proposal 5 for the reasons set forth below.

The Proposal

Simple Majority Vote

RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and Bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This proposal includes that our board fully support this proposal topic and spend up to $10,000 or more to solicit the necessary support to obtain the exceedingly high super majority vote needed for passage.

This proposal topic received more than 95% of our yes and no votes repeatedly in 2012, 2013 and 2014. However there is still a need for this proposal because passage requires the extremely high 80% support of all shares outstanding. If more shares vote at the annual meeting this proposal will pass. And our management could do more to get out the required vote. It could even cost less for management to do one special solicitation than to repeatedly put this proposal topic up for a vote.

Shareowners are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. Currently a 1%-minority can frustrate the will of our 79%-shareholder majority. In other words a 1%-minority could have the power to prevent shareholders from improving our corporate governing documents.

Please vote to enhance shareholder value:

Simple Majority Vote – Proposal 5

The Company’s Response

The Proponent is proposing a shareholder resolution that, if adopted at the 2016 Annual Meeting, would require the Board to propose amendments to its Articles to be approved by shareholders at the 2017 Annual Meeting.

In Proposal 2 in this Proxy Statement, the Board is proposing the very same amendments to its Articles to be approved by shareholders at this 2016 Annual Meeting. In fact, as discussed in Proposal 2, the Board has made the same proposal for approval by shareholders at the 2012, 2013, 2014 and 2015 Annual Meetings. However, in each case, while the percentage of shareholders voting to approve the proposal was high, the proposal failed to be approved by the holders of 80% of the outstanding shares of common stock, as required by the Articles. We believe the failure to achieve this 80% approval is due to the fact that brokers and nominees are not permitted to vote on this matter unless specifically instructed by the beneficial owners, and too many beneficial owners simply do not fill out their proxy cards completely.

If Proposal 2 is not adopted at the 2016 Annual Meeting, the Board intends to present it again at the 2017 Annual Meeting and thereafter until it is adopted by the Company’s shareholders, whether or not this Proposal 5 is adopted.

The Company has been in contact with the Proponent and his agent, noting the prior submissions of these amendments to the shareholders for approval and specifically affirming that the Board was going to present the same amendments for approval at the 2016 Annual Meeting and at subsequent Annual Meetings until the requisite 80% approval is obtained. The Company requested that the Proponent withdraw this proposal since the presence in this proxy statement of two proposals on the same matter was, at best, unnecessary, and, at worst, possibly confusing to shareholders. Nonetheless, the Proponent insisted that the Company include his proposal.

The Proponent wants to require the Company to spend at least $10,000 on proxy solicitation. While the Company does not necessarily disagree that a fee approximating this amount may be necessary or appropriate, the Company strongly disagrees that the Proponent, or any other shareholder, should have any voice in the amount of ordinary business expenses payable by the Company. Such a matter is solely within the discretion of the Board and management, it being clear that under Washington corporation law unless there are contrary provisions in organizational documents, a corporation is to be managed by or under the direction of the board of directors and not by the shareholders.

The Company notes that the Proponent did not comply with the advance notice provisions of the Company’s Bylaws and, accordingly, this Proposal 5 would ordinarily not be permitted to be presented or voted on at the Annual Meeting. However, given the nature of this Proposal 5 and in light of the fact that this Proposal is essentially consistent with Proposal 2, the Board has waived these provisions of the Bylaws, in this instance, and will permit this Proposal 5 to be presented and voted on.

Recommendation of the Board

For the foregoing reasons, and particularly in light of the fact that the same issues are addressed in Proposal 2, the Board urges the shareholders to vote in favor of Proposal 2, so instructing their brokers or other nominees if they are not the record holders, and to vote against this Proposal 5.

The approval of Proposal 2 will make Proposal 5 moot, unnecessary and essentially meaningless.

The Board recommends a vote “AGAINST” Proposal 5.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of common stock of the Company held beneficially, as of March 1, 2016, by (i) each director and nominee, (ii) each of our NEOs in the Summary Compensation Table, (iii) all current directors and executive officers as a group and (iv) each person who is known to the Company to be the beneficial owner of more than 5% of our common stock. No director or executive officer owns in excess of 1% of the stock of any indirect subsidiaries of the Company. None of the directors or NEOs has pledged Company common stock as security. As of March 1, 2016, there were 62,506,134 shares of common stock outstanding.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon the exercise of an option or warrant or the vesting of an equity award) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the table may not necessarily reflect the person’s actual voting power at any particular date.

To our knowledge, except as indicated in footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name	Shares Beneficially Owned			Other		Total	Percent of Class
	Direct	Indirect		Deferred Shares(1)	RSUs Not Yet Vested(2)
Directors and NEOs
Erik J. Anderson	24,464					24,464	*
Kristianne Blake	18,317			2,519		20,836	*
Donald C. Burke	11,221					11,221	*
Marian M. Durkin	70,995				6,750	77,745	*
Karen S. Feltes	38,724				6,798	45,522	*
John F. Kelly	22,890					22,890	*
Rebecca A. Klein	15,906					15,906	*
Scott L. Morris	142,024	157	(3)			142,024	*
Marc F. Racicot	13,375					13,375	*
Heidi B. Stanley	13,062	10,248	(4)			23,310	*
R. John Taylor	4,883			5,496		10,379	*
Mark T. Thies	67,178	5,751	(5)		8,633	81,562	*
Dennis P. Vermillion	43,758				8,457	52,215	*
Janet D. Widmann	2,407					2,407	*

All directors and executive officers as a group, including those listed above (23 individuals)	554,447	46,423		12,618	56,354	669,842	*

5% Beneficial Owners
BlackRock, Inc. (6)	9,230,585					9,230,585	14.8%

The Vanguard Group, Inc. (7)	4,778,330					4,778,330	7.66%

*	As of March 1, 2016, the officers and directors as a group hold 1.1% of the shares outstanding.
(1)	Shares deferred under the EDC Plan or under the former Non-Employee Director Stock Plan.
(2)	Time-based RSUs that have been granted to the executive officers, but have not yet vested. RSUs vest in three equal annual increments, provided the officer remains employed by the Company. If the employment of an executive officer terminates, all unvested shares are forfeited.
(3)	Shares held in the Company’s 401(k) plan.
(4)	Shares held by Ms. Stanley’s spouse, Ronald Stanley, in a profit-sharing plan not administered by the Company.
(5)	Shares held by Mr. Thies’ spouse, Elizabeth Thies.

(6)	As shown on Schedule 13G filed with the SEC on January 8, 2016 by BlackRock, Inc., a parent holding company, the beneficial owner has sole voting power over 9,084,246 shares and sole dispositive power over 9,230,585 shares. The mailing address of the beneficial owner is 55 East 52nd Street, New York, New York 10055.
(7)	The Vanguard Group, Inc. is the holder of the Company’s 401(k) accounts. As shown on Schedule 13G filed with the SEC on February 10, 2016, Vanguard has sole voting power over 90,430 shares, shared voting power over 3,500 shares, sole dispositive power over 4,699,704 shares and shared dispositive power over 78,626 shares. The address of the beneficial owner is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires that executive officers, directors and holders of more than 10% of the Company’s common stock file reports of their ownership and changes in their ownership of the Company equity securities with the SEC. Based solely on a review of Forms 3, 4 and 5 furnished to the Company with respect to 2015 and written representations from certain insiders that no other reports were required, the Company believes that all Section 16 filing requirements applicable to these persons were completed in a timely manner with the exception of a transaction for Mr. Scott Morris, the CEO. On September 8, 2015, Mr. Morris sold 16,720 shares of Company common stock and a Form 4 was filed to report that transaction. On February 8, 2016, it was discovered that an additional 6,280 shares had also been sold on September 8, 2015 and those shares had inadvertently not been reported to the SEC. A Form 4A was filed on February 8, 2016 to report the transaction.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of the Company’s 2015 Annual Report, which contains the Company’s audited financial statements, accompanies this proxy statement. Our Annual Report and this proxy statement are also posted on our web site at www.avistacorp.com. This Annual Report includes our 2015 Annual Report on Form 10-K filed with the SEC (without exhibits). If you have not received or do not have access to the Annual Report, call our Investor Relations department at (509) 495-4203, and we will send a copy (without exhibits) to you without charge; or send a written request to Avista, Attn: Investor Relations Department, 1411 E. Mission Ave., Spokane, Washington 99202.

HOUSEHOLDING

The Company understands that, if two or more beneficial owners of our common stock share the same address, the brokerage firm or other intermediary through which these shares are held may, unless contrary instructions are received from any such beneficial owner, deliver a single copy of the proxy statement, annual report and related proxy soliciting materials for all beneficial owners at that address. This procedure is called “householding.” Beneficial owners of common stock who currently receive multiple copies of the proxy statement, annual report and other proxy soliciting materials and would prefer “householding” should contact their broker. Beneficial owners subject to “householding” who would prefer to receive separate copies of the proxy soliciting materials for each beneficial owner at their address should contact their broker and revoke their consent to “householding.” Alternatively, beneficial owners may request a separate set of the proxy soliciting materials from the Company in writing sent to Avista, Investor Relations, 1411 E. Mission Avenue, Spokane, WA 99202 or by telephone at 509-495-4203.

The Company and its transfer agent do not engage in “householding” for registered holders of common stock.

OTHER BUSINESS

The Board does not intend to present any business at the meeting other than as set forth in the accompanying Notice of Annual Meeting, and has no present knowledge that others intend to present business at the meeting. If, however, other matters requiring the vote of the shareholders properly come before the meeting or any adjournment(s) thereof, the individuals named in the proxy card will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

2017 ANNUAL MEETING

General

The 2017 Annual Meeting is currently scheduled for Thursday, May 11, 2017, in Spokane, Washington. Matters to be brought before that meeting by shareholders are subject to the requirements described below.

The date and location of the 2017 Annual Meeting are subject to change. Any such change and any resulting change in the dates referred to below, would be specified by the Company in a report filed with the SEC. In addition, any change in the dates referred to below that results from a change in SEC rules or the Company’s Bylaws would be similarly reported by the Company.

Notice of Nominations and Other Business to Be Presented at Annual Meeting

Notice of nominations of directors and other business to be presented by a shareholder at the 2017 Annual Meeting must be delivered to the Company as follows:

•

written notice of a shareholder’s intent to nominate a person for election as a director at the 2017 Annual Meeting must be delivered to the principal executive offices of the Company to the attention of the Corporate Secretary on or before February 13, 2017, but not before November 11, 2016; and

•

written notice of a shareholder’s intent to propose other business to be brought before the 2017 Annual Meeting must be delivered to the principal executive offices of the Company to the attention of the Corporate Secretary on or before February 13, 2017, but not before November 11, 2016.

In any case, the written notice of the shareholder must, in order for the matter to be eligible to be presented at the meeting, comply with all of the requirements and contain all of the information specified in the Company’s Bylaws, without regard to whether the proposed nomination or other business is to be included in management’s proxy soliciting materials or those of any other person.

Notice of Proposals to be Included in Management’s Proxy Materials

Proposals that shareholders seek to have included in management’s proxy soliciting materials must be received by the Corporate Secretary on or before December 1, 2016 and, in order to be so included, must contain the information required by the SEC’s Rule 14a-8 and otherwise comply with SEC rules. However, in order for a proposal to be eligible to be presented at the meeting, the shareholder must also comply with all of the requirements specified in the Company’s Bylaws for nominating a person for election as a director and/or bringing other business before the meeting.

By Order of the Board,

Karen S. Feltes

Senior Vice President & Corporate Secretary

Spokane, Washington

March 31, 2016

APPENDIX A

PROPOSED AMENDMENTS TO

RESTATED ARTICLES OF INCORPORATION

The proposed amendments and restatements of specified provisions of the Restated Articles of Incorporation are set forth below. Text stricken through indicates deletions, and text in italics indicates additions.

Article FIFTH

The fifth paragraph of Article FIFTH, which relates to the shareholder vote required to amend the provisions of Article FIFTH (which relates to the Board of Directors), would be amended and restated as set forth below:

Notwithstanding anything contained in these Articles of Incorporation to the contrary, the provisions of this Article FIFTH shall not be altered, amended or repealed, and no provision inconsistent therewith shall be included in these Articles of Incorporation or the Bylaws of the Corporation, without the affirmative vote of the holders of at least ~~eighty percent (80%)~~ a majority of the voting power of all of the shares of the Voting Stock, voting together as a single class; it being understood that this paragraph shall not impose any shareholder approval requirement in addition to the requirements, if any, of applicable law with respect to any such alteration, amendment, repeal or inconsistent provision that shall have been approved by the Board of Directors.

Article SEVENTH

The existing tenth paragraph of Article SEVENTH, which relates to the shareholder vote required to amend specified provisions of Article SEVENTH, would be amended as set forth below:

Notwithstanding anything contained in these Articles of Incorporation to the contrary, the paragraph in this Article SEVENTH relating to the adoption, alteration, amendment, change and repeal of the Bylaws of the Corporation, the paragraph in this Article SEVENTH relating to the calling and conduct of special meetings of the shareholders and this paragraph, and the provisions of the Bylaws of the Corporation relating to procedures for the nomination of Directors, shall not be altered, amended or repealed, and no provision inconsistent therewith shall be included in these Articles of Incorporation or the Bylaws of the Corporation, without the affirmative vote of the holders of at least ~~eighty percent (80%)~~ a majority of the voting power of all the shares of the Voting Stock, voting together as a single class; it being understood that this paragraph shall not impose any shareholder approval requirement in addition to the requirements, if any, of applicable law with respect to any such alteration, amendment, repeal or inconsistent provision that shall have been approved by the Board of Directors.

A-1

Article EIGHTH

Subdivision (a) of Article EIGHTH, which relates to specified “Business Combinations,” would be amended and restated, in part, to read as set forth below:

(a)	In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in subdivision (b) of this Article EIGHTH:

[clauses (1), (2), (3), (4) and (5), each of which sets forth a type of transaction that constitutes a “Business Combination” for purposes of Article EIGHTH, would not be changed]

shall require the affirmative vote of the holders of at least ~~80%~~ a majority of the voting power of all of the shares of the Voting Stock, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required or that the vote of a lower percentage may be specified, by law or in any agreement with any national securities exchange or otherwise. The term “Business Combination” as used in this Article EIGHTH shall mean any transaction which is referred to in any one or more of paragraphs (1) through (5) of this subdivision (a).

The last paragraph of Article EIGHTH, which relates to the shareholder vote required to amend the provisions of Article EIGHTH, would be amended and restated to read as set forth below:

Notwithstanding anything contained in these Articles of Incorporation to the contrary, the provisions of this Article EIGHTH shall not be altered, amended or repealed, and no provision inconsistent therewith shall be included in these Articles of Incorporation or the Bylaws of the Corporation, without the affirmative vote of the holders of at least ~~eighty percent (80%)~~ a majority of the voting power of all of the shares of the Voting Stock, voting together as a single class; it being understood that this paragraph shall not impose any shareholder approval requirement in addition to the requirements, if any, of applicable law with respect to any such alteration, amendment, repeal or inconsistent provision that shall have been approved by the Board of Directors.

A-2

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 11, 2016 (for holders in the Avista Investment and Employee Stock Ownership Plan), or on May 9, 2016 (for all other shareholders). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 11, 2016 (for holders in the Avista Investment and Employee Stock Ownership Plan), or on May 9, 2016 (for all other shareholders). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote “FOR” each Nominee:
1.	Election of Directors
	Nominees	For	Against	Abstain
1a 1b 1c 1d 1e 1f 1g 1h 1i 1j	Erik J. Anderson Kristianne Blake Donald C. Burke John F. Kelly Rebecca A. Klein Scott L. Morris Marc F. Racicot Heidi B. Stanley R. John Taylor Janet D. Widmann	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	The Board of Directors recommends a vote “FOR” items 2, 3 and 4:		For	Against	Abstain
					2.	Amendment of the Company’s Restated Articles of Incorporation to reduce certain shareholder approval requirements.	☐	☐	☐

					3.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016.	☐	☐	☐

					4.	Advisory (non-binding) vote on executive compensation.	☐	☐	☐
					The Board of Directors recommends a vote “AGAINST” item 5:		For	Against	Abstain
					5.	If presented, consideration of a shareholder proposal to request the Board to take the steps necessary to amend the Articles and Bylaws to reduce certain shareholder approval requirements.	☐	☐	☐

NOTE: The proxies will have discretionary authority to transact such other business as may come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

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PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of Avista Corporation

For the Annual Meeting of Shareholders on Thursday, May 12, 2016

The undersigned hereby appoints Scott L. Morris and Karen S. Feltes, and each of them, with full power of substitution, the proxies of the undersigned, to represent the undersigned and vote all shares of Avista Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 12, 2016, and any adjournment or postponement thereof, as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted “FOR” item 3 and, if the shares represented hereby are registered in the name of the beneficial owner (and not a broker), “FOR” each nominee named in item 1 and “FOR” items 2 and 4 and “AGAINST” item 5.

If you are a participant in the Avista Investment and Employee Stock Ownership Plan, this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of that Plan. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 p.m. Eastern Time on May 9, 2016, the Trustee will vote the shares held in that plan in the same proportion as votes received from other participants in the plan.

Continued and to be signed on reverse side